SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☒	Definitive Information Statement

QPAGOS
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QPAGOS

4768 Park Granada, Suite 200

Calabasas, CA 91302

(818) 864-8404

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of QPAGOS:

This Information Statement is furnished to the stockholders of QPAGOS, a Nevada corporation (the “Corporation”, “QPAGOS”, “we”, “our”, or “us”), in connection with our prior receipt of approval by a written consent, in lieu of a special meeting, of the holders of a majority of our outstanding shares of common stock, which represents a majority of our voting power (see attached Annex A) to: (i) amend our Articles of Incorporation to change the name of the Corporation from QPAGOS to “Innovative Payment Solutions, Inc.”. (the “Name Change”) (see attached Annex B); (ii) amend our Articles of Incorporation to effect a one-for-ten reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock (see attached Annex B); and (iii) authorize the sale of all of the shares and interests (the “Stock Sale’) of QPAGOS’ wholly-owned subsidiary, QPAGOS Corporation, a Delaware corporation (“QPAG Sub”), to Vivi Holdings, Inc. (“Vivi Holdings”), a Delaware corporation, pursuant to a stock purchase agreement (the “Purchase Agreement”) which was executed on August 5, 2019, as described in the accompanying materials (see attached Annex C). The Name Change, the Reverse Split and the Stock Sale are collectively referred to as the “Corporate Actions”.

On September 20, 2019, the Corporation obtained the approval of the Name Change, Reverse Split and Stock Sale by written consent of several stockholders that together are the record holders of 156,929,101 shares of the Corporation’s common stock, representing approximately 51.1867% of the voting power of the Corporation as of September 20, 2019. The Corporate Actions cannot be effectuated until 20 days after the mailing of this Information Statement (the “Waiting Period”) and the Name Change and Reverse Split cannot be effected until a Certificate of Amendment to our Articles of Incorporation is filed with the Secretary of State of the State of Nevada, which cannot occur until the Waiting Period has expired.

THE CORPORATION IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED TO NOT SEND A PROXY. Because the written consent of the holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking for a proxy: please do not send us one.

Only holders of our common stock at the close of business on September 20, 2019 shall be given a copy of the Information Statement. The date on which this Information Statement will be sent to stockholders will be on or about October 4, 2019.

The accompanying Information Statement is for information purposes only. Please read it carefully.

The Information Statement serves as notice of the foregoing action pursuant to the Written Consent in accordance with Section 78.320 of the Nevada Revised Statutes. The close of business on September 20, 2019 is the record date (the “Record Date”) for the determination of the holders of our common stock entitled to receive the Information Statement. As of September 20, 2019, we had 500,000,000 shares of our common stock authorized and 310,478,667 shares of our common stock outstanding and entitled to vote.

By Order of the Board of Directors

Very truly yours,

QPAGOS

By:	/s/ William D. Corbett
	Name:	William D. Corbett
	Title:	Chief Executive Officer

October 4, 2019

i

QUESTIONS AND ANSWERS REGARDING THE PROPOSED NAME CHANGE

Q: Why is the board of directors recommending the name of the Corporation be changed?

A: The board of directors believes that the Name Change will support a rebranding of the Corporation and a related public relations campaign. The name QPAGOS was derived from the Corporation’s original name QPAGOS Corp. when the Corporation’s focus was on its Mexican operations. Accordingly, the board of directors believes that the name “Innovative Payment Solutions, Inc.” will better portray and convey the Corporation’s identity after the Stock Sale.

Q. Has the board of directors approved the proposed Name Change?

A. All members of the board of directors have approved the Name Change as is in the best interest of the Corporation and the best interest of the current stockholders of the Corporation.

Q. What vote of the stockholder was required to authorize the Name Change?

A. To approve the Name Change, the affirmative vote of holders of stock entitling them to exercise at least a majority of the voting power of its securities is required. Consents in favor of the Name Change have already been received from stockholders holding a majority of the voting power of the securities of the Corporation.

Q. Who is paying for this Information Statement?

A. The Corporation will pay for the delivery of this Information Statement.

Q. Whom should I contact if I have additional questions?

A: William Corbett, Chief Executive Officer of QPAGOS, 4768 Park Granada, Suite 200, Calabasas, California 91302, telephone (818) 864-8404.

QUESTIONS AND ANSWERS REGARDING REVERSE STOCK SPLIT

Q. Why was approval sought for the proposed reverse stock split?

A. It is the expectation of the board of directors that the Reverse Split will increase the market price of the resulting common stock and thus maintain a higher level of market interest in the shares, provide additional flexibility to management with regard to the issuance of shares and maintaining the proper market capitalization of the Corporation. The board of directors believes that the Reverse Split will enhance the Corporation’s flexibility with regard to the ability to issue common stock for fulfillment of its current obligations as well as for proper corporate purposes that may be identified from time to time, such as financing, acquisitions, compensation of employees, the establishment of strategic business relationships with other companies or the expansion of the Corporation’s business or product lines through the acquisition of other businesses or products.

Q. Has the board of directors approved the Reverse Split?

A. All members of the board of directors have approved the Reverse Split of the common stock as it is in the best interests of the Corporation and the best interests of the current stockholders of the Corporation.

Q. Will the changes to the certificate of incorporation result in any tax liability to me?

A. The proposed Reverse Split is intended to be tax free for federal income tax purposes.

Q. What vote of the stockholders will result in the Reverse Split being passed?

A. To approve the Reverse Stock Split the affirmative vote of holders of stock entitling them to exercise at least a majority of the voting power of the Corporation’s securities is required. Consents in favor of the Reverse Split have already been received from stockholders holding a majority of the voting power of the Corporation.

QUESTIONS AND ANSWERS REGARDING THE STOCK SALE

Q: What are the material terms of the Purchase Agreement?

A: QPAGOS and Vivi Holdings have entered into a Purchase Agreement, dated August 5, 2019, pursuant to which the Corporation has agreed to sell QPAG Sub to Vivi Holdings. Qpagos Sub operates QPAGOS’ business activities in Mexico and is the 99.9% owner of two corporations incorporated in Mexico, QPagos, SAPI de CV and Redpag Electrónicos, SAPI de CV. QPAGOS will retain its U.S. operations based in Calabasas, California.

The consideration for the sale of Qpagos Sub consists of 2,250,000 shares of common stock of Vivi Holdings, of which nine percent (9%) will be allocated to the following designees, Gaston Pereira (5%), Andrey Novikov (2.5%), Joseph Abrams (1.5%) for their extraordinary services in effecting the Stock Sale transaction.

Vivi Holdings is a technology company that began generating revenue in 2018 from its provision of information technology consulting services to a related party. In May 2019, it began generating revenue from third parties from the processing of transactions through its electronic payment platform. Vivi Holdings’ common stock is registered under the Securities Exchange Act of 1934, as amended, and there is currently no trading market for its shares. As reported in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the United Stated Securities and Exchange Commission (the “SEC”) on August 26, 2019, Vivi Holdings generated for the three and six months ended June 30, 2019 revenue of $185,733 and $468,946, respectively.

The Purchase Agreement contains customary representations, warranties and covenants made by QPAGOS and Vivi Holdings, including covenants relating to the conduct of their respective businesses between the date of signing of the Purchase Agreement and the closing (the “Closing”), and customary non-solicitation provisions. The transactions contemplated by the Purchase Agreement are also subject to customary conditions, including QPAGOS’ receipt of a fairness opinion from an independent valuation firm and the approval of QPAGOS’ stockholders.

The Purchase Agreement may be terminated by: (a) by mutual written consent of the parties; (b) by either party if the sale is not consummated by February 5, 2020, subject to certain limitations; (c) by either party if a governmental entity issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the sale, which order, decree, ruling or other action is final and non-appealable; (d) by either party if the requisite approval of QPAGOS stockholders is not obtained, subject to certain limitations; (e) by QPAGOS, upon Vivi Holdings’ breach of any representation, warranty, covenant or agreement, or if any representation or warranty of Vivi Holdings becomes untrue, in either case such that the conditions set forth in the Purchase Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue, subject to cure provisions; (f) by Vivi Holdings, upon QPAGOS’ breach of any representation, warranty, covenant or agreement, or if any representation or warranty of QPAGOS becomes untrue, in either case such that the conditions set forth in the Purchase Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue, subject to cure provisions; (g) by Vivi Holdings if a material adverse effect with respect to QPAG Sub or its subsidiaries occurs after August 5, 2019, subject to cure provisions; (h) by QPAGOS if a material adverse effect with respect to the Vivi Holdings occurs after August 5, 2019, subject to cure provisions; or (i) by QPAGOS, at any time, if QPAGOS has received a Superior Offer (as defined in the Purchase Agreement) and complied with its obligations under the Purchase Agreement.

Vivi Holdings has agreed in the Purchase Agreement to provide QPAGOS with piggy-back registration rights with respect to 1,000,000 of the shares of its common stock issuable under the Purchase Agreement.

Q: Will QPAGOS have any potential liabilities in connection with the sale of QPAG Sub?

A: QPAGOS does not expect to have any potential liabilities in connection with the sale of QPAG Sub. At the Closing, all of the capital stock of QPAG Sub shall be transferred to Vivi Holdings, which by operation of law shall include all assets and liabilities of QPAG Sub existing on such date, including its two subsidiaries. Notwithstanding the foregoing, the Purchase Agreement requires indemnification by QPAGOS and Vivi Holdings for the breach of these representations and the covenants thereunder and certain other matters as provided in the Agreement.

Q: Am I entitled to dissenters’ rights of appraisal?

A: No. The Nevada Revised Statutes do not provide for dissenters’ rights of appraisal in asset sales transactions unless a corporation's certificate of incorporation expressly provides for those rights. Our Articles of Incorporation do not provide for appraisal rights under these circumstances.

Q: What factors did our board of directors consider in approving the Stock Sale transaction?

A: In making its decision, our board of directors took into account, among other things: the business outlook of QPAG Sub's business; QPAGOS' inability of raising sufficient capital from the public market; the current and future competitive environment for QPAG Sub's business; the weak financial viability of QPAGOS; the weak public market to raise necessary capital to further develop QPAGOS' business and fulfill its business plan, the fact that our stockholders will continue to participate in potential future growth and earnings, if any, as a result of potential increased operations of our Mexican business as well as Vivi Holdings’ Brazilian operations and the financial analyses of ValuCorp, Inc. which we had engaged as our financial advisor and the opinion of ValuCorp, Inc. that as of the date of such opinion, and based upon and subject to the various assumptions and qualifications set forth in its written opinion that the Stock Sale was fair to us from a financial point of view, as more fully described below under the section titled “Fairness Opinion”.

Q: What vote of stockholders was required for the Stock Sale?

A: To approve the Stock Sale the affirmative vote of holders of stock entitling them to exercise at least a majority of the voting power of our securities is required. Consents in favor of the Stock Sale have already been received from stockholders holding a majority of the voting power of the Corporation

Q: Who will bear the cost of this Information Statement?

A: QPAGOS shall bear the entire cost of this Information Statement, including mailing the Definitive Information Statement to our stockholders.

Q: What do I need to do now?

A: We urge you to read this Information Statement carefully and to consider how the sale by QPAGOS of all of the shares of QPAG Sub will affect your investment.

Q: Who can help answer my questions?

A: If you would like additional copies, without charge, of this Information Statement or if you have questions about the Stock Sale, including the procedures for voting your shares, you should contact: William Corbett, Chief Executive Officer of QPAGOS, 4768 Park Granada, Suite 200, Calabasas, California 91302, telephone (818) 864-8404.

Q:	Will the Stock Sale be a taxable transaction to me?

A:	Our U.S. stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Stock Sale. See “APPROVAL OF THE STOCK SALE-Material Federal Income Tax Consequences” beginning on page 18.

Q:	When is the Stock Sale expected to be completed?

A:	Pursuant to the terms of the Purchase Agreement, the Stock Sale will be completed on the 20th day after the date of the mailing of the Information Statement.

Q:	Are there any risks related to the Stock Sale?

A:	Yes. You should carefully read the section entitled “ APPROVAL OF THE STOCK SALE- Risk Factors Related to the Stock Sale” beginning on page 20.

AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION

Purpose

The board of directors has unanimously adopted a resolution and holders of a majority of our outstanding shares of common stock have approved a resolution to amend the Articles of Incorporation to change the Corporation’s name to “Innovative Payment Solutions, Inc.” The board of directors believes that the Name Change will be in the Corporation’s best interest and will support a rebranding of the Corporation and a related public relations campaign and we have received the consent of holders of at least majority of the voting power of our securities (the “Majority Stockholders”) to authorize the board of directors to effect the Name Change. The name QPAGOS was derived from the Corporation’s original name, QPAGOS Corporation, and was selected when the Corporation was engaged primarily in operations in Mexico. In addition, the Corporation is currently paying a third party a license fee for the use of the name “QPAGOS” and the name change is expected to eliminate future expenses that the Corporation will incur under its license agreement. Based on the foregoing, the board of directors believes that the Name Change will more accurately reflects the business operations of the Corporation.

Effect

A change in the Corporation’s name is expected to result in a change to the Corporation’s CUSIP number. Stockholders will not be required to tender their shares for reissuance; however, shares that are submitted to the transfer agent for whatever reason will be reissued under the new name and CUSIP number. Stockholders should not encounter difficulty in selling or transferring shares as a result of the change in name or CUSIP number. As applicable, new stock certificates evidencing the Name Change that are issued in exchange for stock certificates issued prior to the Name Change representing old shares that are restricted shares will contain the same restrictive legend as on the old certificates.

The Corporation also intends to change the trading symbol of its common stock to “IPSI.” The change in the trading symbol could cause some market disruption in the trading of the common stock if potential new investors seeking to purchase shares in the open market were to have a more difficult time at finding us under a newly-assigned trading symbol.

No Dissenters' Rights

The holders of the common stock are not entitled to dissenters' or appraisal rights in connection with the Name Change. Furthermore, the Corporation does not intend to independently provide those stockholders with any such rights.

GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO CONDUCT UP TO A TEN SHARE REVERSE STOCK SPLIT OF THE OUR COMMON STOCK.

Purpose: Our board of directors has unanimously adopted and holders of a majority of our outstanding shares of common stock have approved a resolution to authorize the board of directors, if its deems it advisable, to amend our Articles of Incorporation, as amended, to effect the Reverse Split upon receipt of all necessary regulatory approvals and the passage of all necessary waiting periods. The Reverse Split would reduce the number of outstanding shares of our common stock. The board of directors had determined that it would be in our best interests to conduct a reverse split of our common stock at a ratio of one share of common stock for every ten (10) shares of common stock and we have received the consent of holders of at least a majority of the voting power of our securities (the “Majority Stockholders”) to authorize the board of directors to effect the Reverse Split.

The primary purposes of the Reverse Split is to accomplish the following:

a) reduce the number of outstanding shares of common stock to a level more consistent with other public companies with a similar anticipated market capitalization;

b) although there are no immediate plans, understandings, agreements or commitments to issue shares of common stock for any purpose, except to meet existing commitments, provide our management with additional flexibility to issue shares of common stock to facilitate future stock acquisitions and financings for our company;

c) generate investor interest and help attract, retain and motivate employees; and

d) increase marketability of existing shares.

The board of directors also believes that the current low per share market price of our common stock has a negative effect on the marketability of existing shares. On September 20, 2019, the closing price of our common stock was $.0083. The board of directors believes there are several reasons for this effect. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Second, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Third, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that are a higher percentage of their total share value than would be the case if the share price of the common stock were substantially higher. This factor is also believed to limit the willingness of some institutions to purchase the common stock. The board of directors anticipates that a Reverse Split will result in a higher bid price for the common stock, which may help to alleviate some of these problems. The board of directors further believes that some potential employees are less likely to work for us if we have a low stock price.

For the above reasons, the board of directors believes that the Reverse Split is in our best interest and the best interest of our stockholders. There can be no assurance, however, that the Reverse Split will have the desired benefits.

Principal Effects of the Reverse Split

If the board of directors implements the Reverse Split, after the Waiting Period, we intend to amend the existing provision of our Articles of Incorporation, as amended, relating to our authorized capital to add the following paragraph at the end thereof:

“Upon this Certificate of Amendment to the Articles of Incorporation, as amended, becoming effective pursuant to the Nevada Revised Statutes (the “Effective Time”), every ten (10) shares of common stock issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined and changed into one fully paid and non-assessable share of new common stock (the “New Common Stock”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. There shall be no fractional shares that would otherwise result from the reclassification and fractional shares will be eliminated by rounding up to the nearest whole number.”

The Reverse Split will be effected simultaneously for all issued and outstanding shares of common stock and the stock split ratio will be the same for all issued and outstanding shares of common stock. The Reverse Split will affect all of our common stockholders uniformly and will not affect any common stockholder’s percentage ownership interests in our company, except to the extent that the Reverse Split results in any of our common stockholders owning a fractional share. After the Reverse Split, all shares of our common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized and common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Reverse Split will not affect us continuing to be subject to the periodic reporting requirements of the Exchange Act. The Reverse Split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The Reverse Split may result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

In deciding whether to implement the Reverse Split, the board of directors will consider, among other things: (i) the market price of the common stock at the time of the Reverse Split; (ii) the number of shares that will be outstanding after the split; (iii) the stockholders’ equity at such time; (iv) the shares of common stock available for issuance in the future; (v) the liquidity of the common stock in the market and the improved liquidity that may result; and (vi) the nature of our operations. The board of directors maintains the right to elect not to proceed with the Reverse Split if it determines, in its sole discretion, this proposal is no longer in our best interest.

Risks Associated with the Reverse Split

There are risks associated with the Reverse Split, including that the Reverse Split may not result in a sustained increase in the per share price of our common stock. There is no assurance that:

☐	the market price per share of our common stock after the Reverse Split will rise in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Split;
☐	the Reverse Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks; and
☐	the Reverse Split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

Stockholders should note that the effect of the Reverse Split, if any, upon the market price for our common stock cannot be accurately predicted. In particular, we cannot assure you that prices for shares of our common stock after the Reverse Split will be ten (10) times the prices for shares of our common stock immediately prior to the Reverse Split. Furthermore, even if the market price of our common stock does rise following the Reverse Split, we cannot assure you that the market price of our common stock immediately after the proposed Reverse Split will be maintained for any period of time. Even if an increased per-share price can be maintained, the Reverse Split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the Reverse Split negatively, we cannot assure you that the Reverse Split will not adversely impact the market price of our common stock.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the Reverse Split or the number of shares outstanding. If the Reverse Split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Split. The total market capitalization of our common stock after implementation of the Reverse Split when and if implemented may also be lower than the total market capitalization before the Reverse Split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split.

We believe that the Reverse Split may result in greater liquidity for our stockholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split, particularly if the share price does not increase as a result of the Reverse Split.

Potential Anti-Takeover Effects of a Reverse Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposals discussed herein, that may be used as an anti-takeover mechanism. Since the amendment to our Articles of Incorporation, as amended, will provide that the number of outstanding shares of common stock will be 31,047,866 (without taking into account fractional shares) while the number of authorized shares of common stock will remain at 500,000,000, the Reverse Split, if effected, will result in a relative increase in the number of authorized but unissued shares of our common stock vis-à-vis the outstanding shares of our common stock and, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of our board of directors. A relative increase in the number of authorized shares of common stock could have other effects on our stockholders, depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. A relative increase in our authorized shares could potentially deter takeovers, including takeovers that our board of directors has determined are not in the best interest of our stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Reverse Split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Reverse Split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

However, the board of directors is not aware of any attempt to take control of our business and the board of directors has not considered the Reverse Split to be tool to be utilized as a type of anti-takeover device.

Effect on Outstanding Securities

After the effective date of the Reverse Split, each stockholder will own fewer shares of our common stock.

Because our stockholders have no preemptive rights to purchase or subscribe for any of our unissued common stock, the future issuance of additional shares of common stock will reduce our current stockholders’ percentage ownership interest in the total outstanding shares of common stock. In the absence of a proportionate increase in our future earnings and book value, an increase in the number of our outstanding shares of common stock would dilute our projected future earnings per share, if any, and book value per share of all our outstanding shares of the common stock. If these factors were reflected in the price per share of our common stock, the potential realizable value of a stockholder’s investment could be adversely affected. An issuance of additional shares could therefore have an adverse effect on the potential realizable value of a stockholder’s investment. As of the date of this filing, we do not have any definitive plans, proposals or arrangements to issue any of the newly available authorized shares for any purpose other than as required pursuant to the terms of outstanding convertible securities.

The Reverse Split has been prompted solely by the business considerations discussed in the preceding paragraphs. Any additional shares of common stock that would become available for issuance following the Reverse Split could also be used by our management to delay or prevent a change in control. The board of directors is not aware of any pending takeover or other transactions that would result in a change in control of our company, and the Reverse Split was not adopted in response to any such proposals.

All outstanding options and warrants to purchase shares of our common stock and shares of common stock to be issued upon conversion of convertible notes including any held by our officers and directors, would be adjusted as a result of the Reverse Split. In particular, the number of shares issuable upon the exercise or conversion of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the Reverse Split.

The chart below outlines the capital structure prior to and immediately following a possible Reverse Split. The number of shares disclosed in the column “Number of shares of common stock before Reverse Split” reflects the number of shares as of the record date, September 20, 2019. The number of shares disclosed in the column “Number of shares of common stock after Reverse Split” gives further effect to the Reverse Split but does not give effect to any other changes, including any issuance of securities after September 20, 2019 or issuance of additional whole shares in exchange for fractional shares.

	Number of shares of common stock before Reverse Split	Estimated number of shares of common stock after Reverse Split
		Ratio of Reverse Split: 1:10

Authorized	500,000,000	500,000,000

Issued and Outstanding	310,478,667	31,047,867

Issuable under debt settlement agreements	176,417,039	17,641,704

Issuable under Outstanding Warrants	8,527,713	852,772

Issuable under Outstanding Stock Options	2,000,000	200,000

Issuable under Convertible Notes(1)	474,233,844	47,423,385

(1)	At an assumed common stock price of $0.008 utilizing the convertible note terms and including interest thereon up until September 18, 2019.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates, if Applicable

If the board of directors believes that a Reverse Split is in the best interests of the Corporation and its stockholders, the board of directors will effect the Reverse Split. We will file an amendment to the Articles of Incorporation, as amended, with the Secretary of State of the State of Nevada at such time as the board of directors has determined is the appropriate effective time for the Reverse Split which cannot be effected prior to the expiration of the Waiting Period. The board of directors may delay effecting the Reverse Split without re-soliciting stockholder approval. The Reverse Split will become effective on the effective date set forth in the certificate of amendment. Beginning on the effective date of the Reverse Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the effective date of the Reverse Split, stockholders will be notified that the Reverse Split has been effected. If you hold shares of common stock in a book-entry form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the Reverse Split with instructions on how to exchange your shares. After you submit your completed transmittal letter, if you are entitled to post-split shares of our common stock, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the split indicating the number of shares of common stock you hold.

Some stockholders hold their shares of common stock in certificate form or a combination of certificate and book-entry form. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the Reverse Split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our common stock for a statement of holding. When you submit your certificate representing the pre-split shares of our common stock, your post-split shares of our common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning on the effective time of the Reverse Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Split. Instead, stockholders who otherwise would be entitled to a fractional share because they hold a number of shares not evenly divisible by the 1 (one) for ten (10) reverse split ratio, will automatically be entitled to receive an additional fractional share of our common stock to round up to the next whole share. Fractional shares will be aggregated per person and rounded up to one whole share. Each common shareholder will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that shareholder did immediately prior to the Reverse Split, except for minor adjustment due to the treatment of fractional shares.

Effect on Outstanding Stock Options and Warrants

Accounting Matters

The Reverse Split will not affect the common stock capital account on our balance sheet. However, because the par value of our common stock will remain unchanged on the effective date of the split, the components that make up the common stock capital account will change by offsetting amounts. If the board of directors decides to implement the Reverse Split, the stated capital component will be reduced to an amount one-tenth (1/10) of its present amount, and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of common stock outstanding. Prior periods per share amounts will be restated to reflect the Reverse Split.

Material United States Federal Income Tax Consequences of the Reverse Split

The following discussion describes the anticipated material United States Federal income tax consequences to “U.S. holders” (as defined below) of Corporation’s capital stock relating to the Reverse Split. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the tax consequences of the Reverse Split. The following discussion is for information purposes only and is not intended as tax or legal advice. Each holder should seek advice based on the holder’s particular circumstances from an independent tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Corporation’s capital stock that is for United States Federal income tax purposes:

(i)	an individual citizen or resident of the United States;
(ii)	a corporation (or other entity treated as a corporation for U.S. Federal income tax purposes) organized under the laws of the United States, any state, or the District of Columbia;
(iii)	an estate with income subject to United States Federal income tax regardless of its source; or
(iv)	a trust that (a) is subject to primary supervision by a United States court and for which United States persons control all substantial decisions or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

This discussion assumes that a U.S. holder holds capital stock as a capital asset within the meaning of Code Section 1221. This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under United States Federal income tax laws including, but not limited to, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, entities disregarded from their owners for tax purposes, persons that are broker-dealers, traders in securities who elect the mark-to-market method of accounting for their securities, or stockholders holding their shares of capital stock as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction, or persons who hold their capital stock through individual retirement or other tax-deferred accounts. This discussion also does not address the tax consequences to the Corporation, or to stockholders that own 5% or more of the Corporation’s capital stock, are affiliates of Corporation, or are not U.S. holders. In addition, this discussion does not address other United States Federal taxes (such as gift or estate taxes or alternative minimum taxes), the tax consequences of the Reverse Split under state, local, or foreign tax laws or certain tax reporting requirements that may be applicable with respect to the Reverse Split. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

If a partnership (or other entity treated as a partnership for United States Federal income tax purposes) is a Company stockholder, the tax treatment of a partner in the partnership, or any equity owner of such other entity will generally depend upon the status of the person and the activities of the partnership or other entity treated as a partnership for United States Federal income tax purposes.

Tax Consequences of the Reverse Split Generally

We believe that the Reverse Split will qualify as a “reorganization” under Section 368(a)(1)(E) of the Code. Accordingly, provided that the fair market value of the post-Reverse Split shares is equal to the fair market value of the pre-Reverse Split shares surrendered in the Reverse Split:

●	A U.S. holder will not recognize any gain or loss as a result of the Reverse Split.

●	A U.S. holder’s aggregate tax basis in his, her, or its post-Reverse Split shares will be equal to the aggregate tax basis in the pre-Reverse Split shares exchanged therefor.

●	A U.S. holder’s holding period for the post-Reverse Split shares will include the period during which such stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

●	For purposes of the above discussion of the basis and holding periods for shares of Company capital stock, and except as provided therein, holders who acquired different blocks of Company capital stock at different times for different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged, converted, canceled or received in the Reverse Split.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Corporation capital stock pursuant to the Reverse Split are subject to information reporting, and may be subject to backup withholding at the applicable rate specified by the IRS if the holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional United States Federal income tax. Rather, the U.S. Federal income tax liability of the person subject to backup withholding will be reduced by the amount of the tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

APPROVAL OF THE STOCK SALE

This section of the Information Statement describes the material provisions of the Purchase Agreement but does not purport to describe all the provisions of the Purchase Agreement. The following summary is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is included as Annex C to this Information Statement and is incorporated into this Information Statement by reference. We urge you to read the full text of the Purchase Agreement because it is the legal document that governs the Stock Sale. The Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this Information Statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Purpose: Our board of directors has unanimously adopted and holders of a majority of our outstanding shares of common stock have approved a resolution to authorize the board of directors to consummate the sale of QPAG Sub as provided by the Purchase Agreement.

General Background of QPAG Sub

QPAGOS was incorporated on September 25, 2013 under the laws of the State of Nevada originally under the name Asiya Pearls, Inc. On May 27, 2016, Asiya Pearls, Inc. filed a Certificate of Amendment to its Articles of Incorporation to change its name from Asiya Pearls, Inc. to QPAGOS.

Qpagos Corporation, or QPAG Sub, was incorporated on May 1, 2015 under the laws of Delaware as the holding company for its two 99.9% owned operating subsidiaries, QPagos, S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V. Each of these entities were incorporated in November 2013 in Mexico.

QPagos, S.A.P.I. de C.V. was formed to process payment transactions for service providers it contracts with as well as provide electronic payment solutions to multiple clients in several industry segments including retail, financial transportation and government; and Redpag Electrónicos S.A.P.I. de C.V. was formed to deploy and operate kiosks as a distributor of Qpagos.

On August 31, 2015, QPAGOS Corporation entered into various agreements with the stockholders of QPagos, S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V to give effect to a reverse Stock Sale transaction (the “Reverse Stock Sale’’). Pursuant to the Reverse Stock Sale, the majority of the stockholders of QPagos, S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V effectively received shares in QPAG Sub, through various consulting and management agreements entered into with QPAG Sub and sold an effective 99.996% and 99.990% of the outstanding shares in QPagos, S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V, respectively to QPAG Sub. The series of transactions closed effective August 31, 2015. Upon the close of the Reverse Stock Sale, QPAG Sub became the parent of QPagos, S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V and assumed the operations of these two companies as its sole business.

On May 12, 2016, QPAG Sub entered into an Agreement and Plan of Merger (the “Merger Agreement”) with QPAGOS and QPAGOS Merge, Inc., a Delaware corporation and wholly owned subsidiary of QPAGOS (“Merger Sub”). Pursuant to the Merger Agreement, on May 12, 2016 QPAG Sub and Merger Sub merged (the “Merger”), and QPAG Sub continued as the surviving corporation of the Merger and became a wholly owned subsidiary of QPAGOS. As a result of the Merger, each outstanding share of QPAG Sub common stock was converted into the right to receive two shares of QPAGOS common stock as set forth in the Merger Agreement. Under the terms of the Merger Agreement, we issued, and QPAG Sub stockholders received in a tax-free exchange, shares of our common stock such that QPAG Sub stockholders owned approximately 91% of our company immediately after the Merger. In addition, each outstanding warrant of QPAG Sub was assumed by us and converted into a warrant to acquire a number of shares of our common stock equal to twice the number of shares of common stock of QPAG Sub subject to the warrant immediately before the effective time of the Merger at an exercise price per share of Corporation common stock equal to 50% of the warrant exercise price for QPAG Sub common stock. There were no options outstanding in QPAG Sub prior to the Stock Sale.

Description of QPAG Sub's Business

QPAG Sub operates our business in Mexico as the holding company for QPagos, S.A.P.I. de C.V. and Redpag Electrónicos S.A.P.I. de C.V. It is a provider of next generation physical and virtual payment services, consisting of an integrated network of kiosks, terminals and payment channels that enable consumers to deposit cash, convert it into a digital form and remit the funds to any merchant in our network quickly and securely, that it introduced to the Mexican market in the third quarter of 2014.

QPAG Sub’s primary strategy in Mexico to date has been the attraction of service providers, the sale of kiosks into various verticals such as the financial, retail, transportation and government sectors, as well as the deployment of kiosks through Redpag Electrónicos S.A.P.I. de C.V. Its primary source of revenue are commissions and fees it receives for processing payments made by consumers to service providers. It also generates revenue from non-payment services such as kiosk sales, transaction fees and software development. QPAG Sub currently has in excess of 150 service providers integrated into its payment gateway, which includes all major mobile phone providers in Mexico as well as most utility companies, such as gas, water, electricity and the like, financial services, entertainment services, as well as government payments for 12 of the 32 states. During the years ended December 31, 2018 and 2017, it generated net revenues of $7,936,273 and $3,941,273, respectively, an increase of $3,995,000 or 101.4% from our operations in Mexico. Net revenues in our Mexican operations were $4,069,619 and $3,166,551 for the six months ended June 30, 2019 and 2018. However, due to the significant expenses associated with the operations in Mexico, we have been unable to generate sufficient revenue to cover our expenses and have relied upon outside financing to support our business. To date, we have never generated net income. For the years ended December 31, 2018 and 2017, we incurred a net loss of $5,067,734 and $4,630,994, respectively and for the three and six months ended June 30, 2019, we incurred a net loss of $878,441 and $1,745,284, respectively. Although, we do believe that the Mexican market presents opportunities, we do not believe that our current resources and infrastructure can support and successfully profit from such operations.

To date, our primary sources of cash have been funds raised primarily from the sale of our debt securities as well as revenue derived from operations.

We incurred an accumulated deficit of $20,201,209 through June 30, 2019 and incurred negative cash flow from operations of $451,349 for the six months ended June 30, 2019. We have spent, and need to continue to spend, substantial amounts in connection with implementing our business strategy, including our planned product development effort and will be required to raise additional funding.

We will need to generate additional revenue from operations and/or obtain additional financing to pursue our current business strategy, repay our outstanding note obligations and take advantage of business opportunities that may arise. There can be no assurance that we will be able to complete any such transactions on acceptable terms or otherwise and may have to significantly curtail our operations.

At June 30, 2019, we had cash of $11,727 and a negative working capital of $4,022,394, including a derivative liability of $1,365,652. After eliminating the derivative liability our working capital deficit is $2,656,742. We believe that the current cash balances together with revenue anticipated to be generated from operations will not be sufficient to meet our current working capital needs.

Information Regarding Vivi Holdings

Vivi Holdings is a technology company incorporated in the State of Delaware in June 2016, to provide information technology (“IT”) consulting services and a virtual and electronic payment processing platform. In 2016 and 2017, it was focused on developing its ViViPay platform described below and did not have any operations. Vivi Holdings began generating revenues in 2018 by providing outside IT consulting services to businesses and organizations through its ViViTECH business (“ViviTech”). In May 2019, it began generating revenue from third parties from the processing of transactions through its electronic payment platform. that was developed to serve underserved communities in Brazil, known as ViViPay (“ViviPay”). Over the past two years, Vivi Holdings has invested significant capital and internal resources in the development of ViviPay. The ViviPay platform is centered around its proprietary ViViWALLET application (“ViviWallet”) and helps consumers and businesses process payment transactions and manage their payments efficiently. The ViviPay services are priced as either a percentage of transaction value, a specified fee per transaction, a fixed fee, or a hybrid combination of these pricing methods. Vivi Holdings also offers prepaid cards which its users can fund using money transfers from the ViviWallet. Vivi Holdings launched the ViviWallet and the associated prepaid cards in the fourth quarter of 2018, and through June 30, 2019, the electronic payment processing platform has generated minimal revenue.

Vivi Holdings’ common stock is registered under the Securities Exchange Act of 1934, as amended, and there is currently no trading market for its shares. As reported in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 filed with the SEC on August 26, 2019, Vivi Holdings generated for the three and six months ended June 30, 2019 revenue of $185,733 and $468,946, respectively, and net loss of $21,020,592 and $39,696,564, respectively. Vivi Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 also reported that Vivi Holdings had $3,942,420 of cash and cash equivalents as at June 30, 2019 and working capital of $2,870,709.

Material Terms of Purchase Agreement

QPAGOS and Vivi Holdings have entered into an Agreement, dated August 5, 2019, pursuant to which the Corporation has agreed to sell QPAG Sub to Vivi Holdings. Qpagos Sub operates QPAGOS’ business activities in Mexico and is the 99.9% owner of two corporations incorporated in Mexico, QPagos, SAPI de CV and Redpag Electrónicos, SAPI de CV. QPAGOS will retain its U.S. operations based in Calabasas, California.

The consideration for the sale of Qpagos Sub consists of 2,250,000 shares of common stock of Vivi Holdings, of which nine percent (9%) will be allocated to the following designees, Gaston Pereira (5%), Andrey Novikov (2.5%), Joseph Abrams (1.5%) for their extraordinary services in effecting the Stock Sale transaction.

The Purchase Agreement contains customary representations, warranties and covenants made by QPAGOS and Vivi Holdings, including covenants relating to the conduct of their respective businesses between the date of signing of the Purchase Agreement and the closing (the “Closing”), and customary non-solicitation provisions. The transactions contemplated by the Purchase Agreement are also subject to customary conditions, including QPAGOS’ receipt of a fairness opinion from an independent valuation firm and the approval of QPAGOS’ stockholders.

The Purchase Agreement may be terminated by: (a) by mutual written consent of the parties; (b) by either party if the sale is not consummated by February 5, 2020, subject to certain limitations; (c) by either party if a governmental entity issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the sale, which order, decree, ruling or other action is final and non-appealable; (d) by either party if the requisite approval of QPAGOS stockholders is not obtained, subject to certain limitations; (e) by QPAGOS, upon Vivi Holdings’ breach of any representation, warranty, covenant or agreement, or if any representation or warranty of Vivi Holdings becomes untrue, in either case such that the conditions set forth in the Purchase Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue, subject to cure provisions; (f) by Vivi Holdings, upon QPAGOS’ breach of any representation, warranty, covenant or agreement, or if any representation or warranty of QPAGOS becomes untrue, in either case such that the conditions set forth in the Purchase Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue, subject to cure provisions; (g) by Vivi Holdings if a material adverse effect with respect to QPAG Sub or its subsidiaries occurs after August 5, 2019, subject to cure provisions; (h) by QPAGOS if a material adverse effect with respect to the Vivi Holdings occurs after August 5, 2019, subject to cure provisions; or (i) by QPAGOS, at any time, if QPAGOS has received a Superior Offer (as defined in the Purchase Agreement) and complied with its obligations under the Purchase Agreement.

Vivi Holdings has agreed in the Purchase Agreement to provide QPAGOS with piggy-back registration rights with respect to 1,000,000 of the shares of its common stock issuable under the Purchase Agreement.

Background of and Reasons for the Sale of the QPAG Sub’s Shares

At the end of April 2019 Vivi Holdings first contacted Gaston Pereira, QPAGOS’ former director and CEO who was serving as QPAGOS’ CEO at the time, regarding discussing potential business opportunities. Mr. Pereira met with representatives of Vivi Holdings in Boca Raton, Florida on May 2, 2019, at which time a mutual non-disclosure agreement was executed to permit the parties to share confidential information freely. Subsequently thereto, Vivi Holdings expressed their interest in acquiring QPAG Sub’s operations in Mexico, and negotiations regarding the terms thereof ensued over the next 29 days.

On May 31, 2019, QPAGOS entered into a non-binding Letter of Intent with Vivi Holdings to sell QPAG Sub to Vivi Holdings in consideration for shares of common stock of Vivi Holdings. Vivi Holdings’ common stock is registered under the Securities Exchange Act of 1934, as amended, and there is currently no trading market for its shares.

On July 12, 2019, the board of directors of QPAGOS formed a Special Committee of the board of directors, consisting of James Fuller, an independent director, to consider, evaluate and review the proposed Stock Sale.

On August 2, 2019, the Special Committee, after receiving the draft fairness opinion of ValuCorp, Inc., an independent valuation firm, that the terms of the Stock Sale were fair to QPAGOS stockholders, approved the sale of the QPAG Sub for 2,250,000 shares of common stock of Vivi Holdings, of which nine percent (9%) is to be allocated to Gaston Pereira (5%), Andrey Novikov (2.5%), Joseph Abrams (1.5%), and recommended that the board of directors of QPAGOS approve the transaction.

On August 3, 2019, the board of directors of QPAGOS, after receiving the report of the Special Committee recommending the Stock Sale, approved the terms of the Stock Sale and authorized the execution and delivery of the Purchase Agreement with Vivi Holdings.

On August 5, 2019, QPAGOS entered into the Purchase Agreement with Vivi Holdings to sell to Vivi Holdings QPAG Sub. The Purchase Agreement provides that the Stock Sale is subject to customary conditions, including QPAGOS’ receipt of a final fairness opinion and the approval of the Corporation’s stockholders. Vivi Holdings has also agreed in the Purchase Agreement to provide the Corporation with piggy-back registration rights with respect to 1,000,000 of the shares of its common stock issuable under the Purchase Agreement. Upon consummation of the Stock Sale, QPAGOS will no longer have any business operations in Mexico. QPAGOS will retain its U.S. operations based in Calabasas, California.

The Special Committee of the board of directors (the “Special Committee”) has carefully considered the Stock Sale. The Special Committee believes that the price offered by Vivi Holdings is the best reasonably available price for the assets to be sold. Since entering into the Mexican operations, we have been unable to generate enough revenue to sustain our operations and are hopeful that the synergies between Vivi Holdings and QPAG Sub’s operations will work to our mutual benefit. In making its decision, our board of directors took into account, among other things:

●	the business outlook of QPAG Sub's business;

●	the inability of QPAG Sub to generate sufficient revenue to sustain its operations;

●	QPAGOS' inability of raising sufficient capital from the public market; the current and future competitive environment for QPAG Sub's business;

●	the determination by the Special Committee, after evaluating various strategic alternatives and conducting an extensive review of our financial condition, results of operations and business prospects, that attempting to raise additional capital, continuing to operate as a going concern or filing for bankruptcy protection was not reasonably likely to create greater value for our stockholders as compared to the value obtained for our stockholders pursuant to the Stock Sale;

●	the weak financial viability of QPAGOS;

●	the weak public market to raise necessary capital to further develop QPAGOS' business and fulfill its business plan;

●	the Special Committee’s belief that as a result of the extent of negotiations with Vivi Holdings, we obtained the highest consideration that Vivi Holdings was willing to pay or that we were likely to obtain from any other potential purchase;

●	the Stock Sale was subject to the approval of our stockholders;

●	the fact that our stockholders will continue to participate in potential future growth and earnings, if any, as a result of potential increased operations of our Mexican business as well as Vivi Holdings’ Brazilian operations through our stock ownership of the Vivi Holdings’ shares of common stock; and

●	the financial analyses of ValuCorp, which we had engaged as our financial advisor and the opinion of ValuCorp that as of the date of such opinion, and based upon and subject to the various assumptions and qualifications set forth in its written opinion that the Stock sale was fair to us form a financial point of view, as more fully described below under the section titled “Fairness Opinion”.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors, including:

●	obtaining approval of the Stock Sale from a majority of the stockholders;

●	the risks and costs to us if the Stock Sale is not consummated, including the potential liquidation of our company;

●	the fact that our stockholders will not fully participate in potential future growth and earnings, if any, of the Mexican business; and

●	the interests of our officers and directors in the Stock Sale described below under “The Stock Sale - Interests of the Corporation and the President, Secretary And Director in the Stock Sale.”

Fairness Opinion

The Purchase Agreement provides that the Stock Sale is subject to QPAGOS receiving a final fairness opinion from an independent valuation firm that the terms of the Stock Sale were fair to QPAGOS stockholders. Pursuant to an engagement letter dated June 21, 2019, we retained ValuCorp, Inc. (“ValuCorp.”) to serve as our financial advisor in connection with the Stock sale and to render an opinion to the Special Committee as to the fairness from a financial point of view to us of the consideration to be paid by Vivi Holdings in the Stock Sale.

ValuCorp is acting as financial advisor to QPAGOS in connection with the Stock Sale. As part of that engagement, the Special Committee of the QPAGOS board of directors requested that ValuCorp evaluate the fairness, from a financial point of view, to QPAGOS of the issuance of the shares of Vivi Holdings’ common stock to be issued in the Stock Sale (the “Vivi Shares”). At a meeting of the QPAGOS Special Committee held on August 2, 2019 to evaluate the Stock Sale, ValuCorp delivered to the QPAGOS Special Committee an oral opinion, which opinion was confirmed by delivery of a written opinion, dated August 4, 2019, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications, the issuance of the Vivi Shares pursuant to the Purchase Agreement (subsequently executed on August 5, 2019) was fair, from a financial point of view, to QPAGOS.

The full text of ValuCorp's opinion is attached as Annex D to this Information Statement and is incorporated into this Information Statement by reference. The description of ValuCorp's opinion set forth in this Information Statement is qualified in its entirety by reference to the full text of ValuCorp's opinion. Holders of QPAGOS common stock are encouraged to read ValuCorp's opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of work undertaken by ValuCorp in connection with its opinion. ValuCorp's opinion was addressed to the QPAGOS Special Committee, was only one of many factors considered by the QPAGOS Special Committee and the QPAGOS board of directors in their evaluation of the Stock Sale and only addresses the fairness of the issuance of the Vivi Stock in the Purchase Agreement from a financial point of view to QPAGOS. ValuCorp's opinion does not address the relative merits of the Stock Sale as compared to other business strategies or transactions that might be available to QPAGOS or the underlying business decision of QPAGOS to proceed with the Stock Sale and is not intended to, and does not, constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Stock Sale or related transactions. ValuCorp's opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to ValuCorp as of August 4, 2019, the date of its opinion. ValuCorp assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion.

In connection with rendering the opinion described above and performing its related financial analyses, ValuCorp reviewed, among other things:

●	the draft Purchase Agreement presented to the QPAGOS Special Committee and the Purchase Agreement subsequently executed on August 5, 2019;
●	certain financial statements and other business and financial information, including certain projected financial and operating data concerning QPAGOS publicly available as well as prepared by QPAGOS management;

●	certain financial statements and other business and financial information, including certain projected financial and operating data concerning Vivi Holdings publicly available as well as prepared by Vivi Holdings’ management and consultants;

●	discussions with senior management and consultants of the parties concerning historical and current operations, financial conditions and prospects, including recent financial performance;

●	the recent reported prices and trading activity for QPAGOS common stock;

●	a discounted cash flow analysis for each of the parties to the Purchase Agreement;

●	the premiums paid in selected venture capital transactions;

●	recent private transactions of Vivi Holdings;

●	a valuation model prepared by the management of Vivi Holdings; and

●	such other financial studies and analyses, performed such other investigations, and took into account such other matters as it deemed necessary, including an assessment of general economic, market and monetary conditions.

ValuCorp also held discussions with members of the senior management of QPAGOS and consultants of Vivi Holdings regarding their assessment of the strategic rationale for, and the potential benefits of, the Stock Sale and the past and current business operations, financial condition and future prospects of their respective companies.

For purposes of rendering the opinion described above, ValuCorp relied upon and assumed, without assuming any responsibility for independent verification:

(i)	in all respects material to its analysis that the representations and warranties of each party contained in the draft Purchase Agreement presented to the Special Committee are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the definitive Purchase Agreement and that all conditions to the consummation of the proposed Stock Sale will be satisfied without waiver thereof which would affect the amount or timing of receipt of the consideration;

(ii)	there is not on the date of the rendering of the opinion, and there will not as a result of the consummation of the Stock Sale be any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the parties to the Purchase Agreement are a participant; and

(iii)	all material assets and liabilities (contingent or otherwise, known or unknown) of the parties to the Purchase Agreement were as set forth in the consolidated financial statements provided to it by the parties to the Purchase Agreement as of the respective dates of such financial statements.

However, ValuCorp:

(a)	has not assumed any responsibility for independently investigating or verifying the accuracy, completeness, and fair presentation of the financial and other information provided to it;

(b)	did not prepare, obtain or receive any independent valuation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of any of the assets of the parties to the Purchase Agreement, nor has it been furnished with any such valuations or appraisals or reports of such physical inspections, nor did it assume any responsibility to obtain any such valuations, appraisals or inspections, nor did it prepare a formal business valuation each of the parties. ValuCorp’s opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date it was issued;

(c)	has made no independent investigation of any legal or accounting matters affecting the parties to the Purchase Agreement, and it has assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the parties to the Purchase Agreement and their board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and proposed transactions contemplated by the Stock Sale to the parties to the Purchase Agreement and their stockholders;

(d)	was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Stock Sale, or to provide services other than the delivery of the opinion;

(e)	was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Corporation or any other alternative proposed transaction; and

(f)	did not participate in negotiations with respect to the terms of the Stock Sale. Consequently, ValuCorp has assumed that such terms are the most beneficial terms from each party’s perspective that could under the circumstances be negotiated among the parties to the Purchase Agreement. ValuCorp’s opinion stated that it did not express any opinion as to the merits of the proposed Stock Sale contemplated by the Purchase Agreement as compared to any alternative transactions that might be available to the parties, nor does it address the underlying business decision by either party to engage in the proposed Stock Sale or the terms of the proposed Stock Sale or the documents referred to therein and did not constitute a recommendation as to how any holder of shares should vote or act on any matter relevant to the proposed Stock Sale.

The following is a summary of the material financial analyses delivered by ValuCorp to the QPAGOS Special Committee in connection with rendering the opinion described above that was delivered on August 4, 2019 based on the terms of the Purchase Agreement. The following summary, however, does not purport to be a complete description of the financial analyses performed by ValuCorp, nor does the order of analyses described represent relative importance or weight given to those analyses by ValuCorp. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of the summary and is alone not a complete description of ValuCorp's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 4, 2019, the last trading day before ValuCorp delivered its financial analysis to the QPAGOS Special Committee, and is not necessarily indicative of current market conditions.

ValuCorp’s methodology included the following process:

1.	The first step in determining the fairness of a transaction from a financial point view is to calculate the Enterprise Value of each company, with the goal to determine the per share value. The per share value is then multiplied to determine the transaction value, and whether it is fair to the Qpagos shareholders.

2.	For VIVI, a private company, Enterprise Value of $641,750,838 was calculated by considering and weighting seven valuation methods, and of $708,621,293 based on Precedent Transactions.

3.	For QPAGOS, a public company, Enterprise Value was calculated based on multiplied the closing price by the number of issued and outstanding shares, for the opening price as of Friday, June 28, 2019.

	VIVI	QPAGOS
	Calculation of Value (a)	Precedent Transactions (b)	DCF (c)	Market Transactions
Enterprise Value	$641,750,838	$708,621,293	$16,702,616	$880,350
Market Capitalization	n/a	n/a	$16,702,616	$880,350
Shares Outstanding	94,482,839	94,482,839	149,211,940	149,211,940
Per share enterprise	$6.7922	$7.5000	$0.1119	$0.0059
Per share paid (including paid-in capital)		$1.5434		$0.1068
Per share market	$6.7922	$7.5000	$0.1119	$0.0059
Transaction Shares	2,250,000	2,250,000
Percentage ownership	2.38%	2.38%
Value to QPAGOS stockholders			$15,282,557	$16,875,000
Value to QPAGOS stockholders - per share			$0.1024	$0.1131

(a)	Market value based on applying seven valuation methods
(b)	Precedent transactions by VIVI
(c)	Discounted Cash Flow

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying ValuCorp's opinion. In arriving at its fairness determination, ValuCorp considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, ValuCorp made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to QPAGOS, Vivi Holdings or the Stock Sale.

ValuCorp prepared these analyses for purposes of ValuCorp providing its opinion to the QPAGOS Special Committee as to the fairness from a financial point of view of QPAGOS issuing the Vivi Shares to QPAGOS pursuant to the Purchase Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of QPAGOS, Vivi Holdings, ValuCorp or any other person assumes responsibility if future results are materially different from those forecast.

The Stock Sale consideration was determined through negotiations between QPAGOS and Vivi Holdings and was approved by the QPAGOS Special Committee and QPAGOS' board of directors. ValuCorp did not participate in the determination of the terms of the Stock Sale and did not recommend any specific amount of consideration to QPAGOS, the QPAGOS Special Committee or QPAGOS' board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Stock Sale.

As described above, ValuCorp's opinion to the QPAGOS Special Committee was one of many factors taken into consideration by the QPAGOS Special Committee and QPAGOS' board of directors in making their determination to approve the Purchase Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by ValuCorp in connection with its opinion and is qualified in its entirety by reference to the full text of the written opinion of ValuCorp attached as Annex D to this Information Statement.

ValuCorp and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, ValuCorp and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments of QPAGOS, Vivi Holdings, any of their respective affiliates or third parties that may be involved in the transaction contemplated by the Purchase Agreement for their own account and for the accounts of their customers.

ValuCorp acted as financial advisor to QPAGOS solely in connection with the delivery of a fairness opinion with respect to the Stock Sale. ValuCorp may provide valuation services to QPAGOS, and its respective affiliates in the future for which ValuCorp may receive compensation.

QPAGOS' board of directors selected ValuCorp as its financial advisor because it has substantial experience in transactions similar to the Stock Sale. Pursuant to a letter agreement, dated June 21, 2019, QPAGOS engaged ValuCorp to act as its financial advisor solely in connection with the delivery of a fairness opinion with respect to the Stock Sale. Pursuant to the terms of these engagement letters, QPAGOS agreed to pay ValuCorp a customary fixed fee for the opinion which is not contingent upon consummation of the Stock Sale. In addition, QPAGOS has agreed to reimburse ValuCorp for certain of its expenses and to indemnify ValuCorp and related persons against various liabilities, including certain liabilities under the federal securities laws.

Material Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences to: (i) QPAGOS as a result of the sale of the shares of QPAG Sub to Vivi Holdings pursuant to the Agreement; and (ii) the holders of QPAGOS' Common Stock who are United States holders (as hereafter defined) as a result of such sale. For these purposes, a “United States holder” is a stockholder that is: (a) a citizen or resident of the United States; (b) a domestic corporation; (c) an estate whose income is subject to United States federal income tax regardless of its source; or (d) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, Internal Revenue Service rulings, judicial decisions and administrative rulings as of the date of this Information Statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. No assurance can be given that the tax treatment described in this Information Statement will remain unchanged at the time of such distributions.

This discussion is for general information only and may not address all tax considerations that may be significant to a holder of our common stock. It does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of QPAGOS' sale of the shares of QPAG Sub to Vivi Holdings. Stockholders subject to special treatment under certain federal income tax laws, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. stockholders, banks, thrifts, insurance companies, mutual funds, persons that hold shares of our stock as part of a “straddle,” a “hedge,” a “constructive sale transaction or a “conversion transaction”, “persons that have” “functional currency” other than the U.S. dollar, investors in pass-through entities, stockholders subject to the alternative minimum tax, and persons who acquired their shares of our stock upon exercise of stock options or in other compensatory transactions may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences to stockholders who do not hold their shares of our stock as a capital asset. Stockholders are urged to consult their own tax advisors to determine the particular tax consequences.

This discussion has no binding effect on the Internal Revenue Service or the courts and assumes that the sale of assets will be consummated in accordance with the Stock Sale Agreement. No ruling has been requested from the Internal Revenue Service, nor will we seek an opinion of counsel, with respect to the anticipated tax consequences of the sale of assets and the distribution, if any, of the net cash proceeds to the stockholders. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be an increased tax liability at the corporate and/or stockholder level, thus reducing the benefits to us and our stockholders from the sale of assets.

Tax Consequences to our Stockholders

QPAGOS does not intent to distribute any cash or property to its stockholders in connection with the Agreement between QPAGOS and Vivi Holdings. However, if there were any distribution, which are not anticipated, any amounts received by a stockholder as a result of one or more distributions from QPAGOS would be taxed as a dividend to the extent of the stockholder's ratable share of QPAGOS' current and accumulated earnings and profits determined on a consolidated basis.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY STOCKHOLDER. EACH STOCKHOLDER IS URGED TO CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE SALE OF THE QPAG SUB SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

REASONS WE USED STOCKHOLDER CONSENT AS OPPOSED TO

SOLICITATION OF STOCKHOLDER APPROVAL

VIA INFORMATION STATEMENT AND SPECIAL MEETING

Pursuant to Section 78.565 of the NRS, approval of the sale of the Shares of QPAGOS Sub requires the vote of a majority of the shares of outstanding Common Stock of QPAGOS. Stockholder approval could have been obtained by us in one of two ways: (i) by the dissemination of an information statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such purpose, or (ii) by a written consent of the holders of at least a majority of our voting securities. On September 20, 2019, the Majority Stockholders delivered their written consent approving the Stock Sale. Thus, required stockholder approval for the Stock Sale was obtained.

Given that we have already secured the affirmative consent of the holders of a majority of our voting securities to the Purchase Agreement and Stock Sale, we determined that it would be a more efficient use of limited corporate resources to forego the dissemination of an information statement and subsequent majority vote in favor of the actions at a stockholders’ meeting called for such a purpose, and rather proceed through the written consent of the holders of a majority of our voting securities. Spending the additional corporate time, money and other resources required by the proxy and meeting approach would have been potentially wasteful and, consequently, detrimental to completing the consummation of the Stock Sale in a manner that is timely and efficient for us and our stockholders.

DISSENTERS’ RIGHT OF APPRAISAL

Under the NRS, the Corporation’s stockholders are not entitled to dissenters’ rights with respect to the proposed Stock Sale, and the Corporation will not independently provide the Corporation’s stockholders with dissenters’ rights.

INTEREST OF THE CORPORATION AND THE PRESIDENT, SECRETARY AND DIRECTOR IN THE STOCK SALE

None of our directors or officers or their associates have any interest, direct or indirect, by security holdings or otherwise, in any of the matters approved by the Majority Stockholders as described in this Information Statement other than Gaston Pereira and Andrey Novikov who will receive five percent (5%) and two and a half percent (2.5%) of the consideration we receive from Vivi Holdings.

REQUIRED VOTE

Under the NRS, the adoption of the Purchase Agreement requires the affirmative vote of holders of a majority of the shares of our Common Stock outstanding on the record date and entitled to vote thereon.

CERTAIN EFFECTS OF THE STOCK SALE

Upon the closing of the Stock Sale, QPAGOS will no longer have any business operations in Mexico.

EFFECTS ON THE CORPORATION IF THE STOCK SALE IS NOT COMPLETED

If the Stock Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to our stockholders as the Stock Sale.

RISK FACTORS RELATED TO THE STOCK SALE

In addition to the other information contained in this Information statement, you should carefully consider the following risk factors when deciding whether to vote to approve the Stock Sale Proposal. You should also consider the information in our other reports on file with the SEC. See “Where You Can Find More Information.”

There can be no guarantee that the benefits expected from the Stock Sale will be achieved.

Our ability to benefit from the Stock Sale is largely dependent on our ability to derive value from the shares of Vivi Holdings common stock to be received by us as consideration for QPAG Sub. There can be no assurance given that any such benefits will be achieved by us. Although Vivi Holdings has agreed in the Purchase Agreement to provide QPAGOS with piggy-back registration rights with respect to 1,000,000 of the shares of its common stock issuable under the Purchase Agreement, there is currently no trading market for its shares. No assurance can be therefore given if and when an active trading market may develop for Vivi Holdings shares.

There can be no guarantee that the Stock Sale will be completed and, if not completed, it may materially and adversely affect our business, financial condition and results of operations.

The consummation of the Stock Sale is subject to certain closing conditions. No assurance can be given whether such conditions will be obtained. If the Stock Sale is not consummated, we may be subject to a number of risks, including the following:

☐	we may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in an equivalent price to what is proposed in the Stock Sale;

☐	the trading price of our common stock may decline to the extent that the then current market price reflects a market assumption that the Stock Sale will be consummated; and

☐	our relationships with our customers, suppliers and employees may be damaged beyond repair and the value of our assets will likely significantly decline.

The occurrence of any of these events individually or in combination will likely materially and adversely affect our business, financial condition and results of operations, cause the market value of our common stock to significantly decline or become worthless and force us to file for bankruptcy protection, liquidate and/or windup our operations. If we were to liquidate, it is unlikely that common stockholders or junior preferred stockholders will receive any liquidation distributions.

Even if the Stock Sale is consummated, we cannot assure you that the remaining U.S. business or any new business that we may acquire will be successful.

We intend to continue to engage in the same line of business in the United States on an expanded basis as well as to seek new business opportunities in new lines of business if the Stock Sale is consummated. There is a risk that we will be unsuccessful in expanding the current U.S. operations and that we will be unable to find a suitable acquisition candidate or successfully operate any new line of business or be able to successfully integrate it with our current management and structure. Our estimates of capital, personnel and equipment required to expand our current business or for our new line of business are based on the experience of management and businesses they are familiar with. We are subject to the risks such as our ability to implement our business plan, market acceptance of our proposed business and services, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources, competition from better funded and experienced companies, and uncertainty of our ability to generate revenues. There is no assurance that our activities will be successful or will result in any revenues or profit, and the likelihood of our success must be considered in light of the stage of our development. Even if we generate additional revenue, there can be no assurance that we will be profitable. We have insufficient results for investors to use to identify historical trends or even to make quarter to quarter comparisons of our operating results. You should consider our prospects in light of the risk, expenses and difficulties we will encounter as an early stage company. Our revenue and income potential is unproven and our business model is continually evolving. We are subject to the risks inherent to the operation of a new business enterprise, and cannot assure you that we will be able to successfully address these risks.

Our future plans and operations may require that we raise additional capital.

As of June 30, 2019, we had cash of $11,727. We do not know that the remaining cash will be sufficient to allow us to implement our anticipated plan of operations or meet our future anticipated cash flow requirements. If we require additional capital, it may not be available on terms that are favorable to us, if at all.

The tax treatment of the Stock Sale or any liquidating distributions may vary from stockholder to stockholder, and the discussions in this Information Statement regarding such tax treatment are general in nature .

You should consult your own tax advisor instead of relying on the discussions of tax treatment in this Information Statement for tax advice.

We have not requested a ruling from the IRS with respect to the anticipated tax consequences of the Stock Sale, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of the Stock Sale or any liquidating distributions. If any of the anticipated tax consequences described in this Information Statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

We may be subject to securities litigation, which is expensive and could divert our attention.

We may be subject to securities class action litigation in connection with the Stock Sale and/or the Share Repurchase. Securities litigation against us could result in substantial costs and divert our management's attention from closing the Stock Sale, which could harm our business and increase our expenses.

We are subject to the risk of possibly becoming an investment company under the Investment Company Act of 1940.

The Investment Company Act of 1940 regulates certain companies that invest in, hold or trade securities. The Investment Company Act of 1940 and the rules thereunder set forth certain asset and revenue thresholds, which, if exceeded, may require us to register as an investment company under the Investment Company Act of 1940. Although we do not believe we are engaged in the business of investing, reinvesting or trading in securities, and we do not currently hold ourselves out to the public as being engaged in those activities, the compensation paid to us by Vivi holdings of shares of their common stock could result in use becoming an investment company if we exceed the exemptive asset and revenue thresholds under Section 3(a)(1)(C) of Investment Company Act of 1940. Accordingly, we may become an inadvertent investment company. We will attempt to limit the amount of future equity we accept as compensation for so as to stay under the income threshold as indicated in the Investment Company Act of 1940 going forward. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act of 1940 concerns, or we may avoid otherwise economically desirable transactions due to those concerns. If we exceed the exemptive levels and are unable to reduce our assets below the exemptive level within one year, or if it were otherwise established that we were an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action by the SEC, that we would be unable to enforce contracts with third parties or that third parties with whom we have contracts could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company. In addition, we would no longer be able to conduct our business as it is presently conducted which would have a material adverse impact on the trading price of our common stock. In addition, in the event we continue to fall under the Investment Company Act of 1940 regulation, we will have significant ongoing public reporting requirements and regulation that would increase our administrative and operating costs and expenses. Further, under certain circumstances the Investment Company Act of 1940 provides that a contract that is made or whose performance involves a violation of the Investment Company Act of 1940 is unenforceable by either party unless a court finds that under the circumstances enforcement would produce a more equitable result than non-enforcement. As a result, we would no longer be able to conduct our business as it is presently conducted which would have a material adverse impact on our results of operations in future periods.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(amounts in thousands except share and per share data)

The following unaudited pro forma condensed consolidated financial statements are based upon our historical consolidated statements, adjusted to give effect to the sale of our subsidiary Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I. de C.V. and Redpag Electronicos S.A.P.I de C.V., which constitutes substantially all of the assets of the Corporation in accordance with the Stock Purchase Agreement between the Corporation and Vivi Holdings. These unaudited pro forma condensed consolidated financial statements are derived from, and should be read in conjunction with, the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the “SEC on April 9, 2019 and the Quarterly Reports on Form 10-Q for the interim periods ended March 31, 2019, and June 30, 2019 filed with the SEC on August 19, 2019 and May 20, 2019, respectively.

The unaudited pro forma condensed consolidated balance sheet gives effect to the proposed sale of our subsidiary, Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., which constitutes substantially all of the assets of the Corporation, as if it had occurred on June 30, 2019. The proceeds, in the form of securities in Vivi Holdings and impact of the resulting gain are only included in the June 30, 2019 unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma condensed consolidated statements of operations for the three months and the six months ended June 30, 2019 give effect to the sale of Qpagos Corporation, and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V as if it had occurred on June 30, 2017.

The pro forma adjustments related to the sale of our subsidiary Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., which constitutes substantially all of the assets of the Corporation, is based on available information and assumptions that management believes are (1) directly attributable to the sale of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V.; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of operations, expected to have a continuing impact on consolidated operating results. Certain of the most significant assumptions are set forth under the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

We have included the following unaudited pro forma condensed consolidated financial information solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the proposal to approve the sale of our subsidiary Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., which constitutes substantially all of the assets of the Corporation. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it indicative of the results of operations or financial position that may occur in the future.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the sale of our subsidiary Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., which constitutes substantially all of the assets of the Corporation, occurred on the respective dates assumed, nor is it necessarily indicative of our future operating results. The unaudited pro forma condensed consolidated financial information does not purport to reflect what we anticipate the actual state of operations to be following the completion of the sale of our subsidiary Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., which constitutes substantially all of the assets of the Corporation. Furthermore, in future reports that we file with the SEC, the pro forma adjustments may differ from those that will be calculated for purposes of reporting discontinued operations in future filings. We caution stockholders that our future results of operations, including uses of cash and financial position, will significantly differ from those described in these unaudited pro forma condensed consolidated financial statements, and accordingly, these unaudited pro forma condensed consolidated financial statements should be read in conjunction with the disclosures in the information statement to which they are attached regarding the nature of our business following completion of the transaction The unaudited pro forma consolidated financial information and the accompanying unaudited notes should be read in conjunction with our consolidated financial statements and notes thereto included by reference in this information statement.

QPAGOS

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(unaudited)	(unaudited)
Assets
Current Assets
Cash	$3,564	$35,826
Accounts receivable	-	-
Inventory	-	-
Recoverable IVA taxes and credits	-	-
Other current assets	11,000	9,575
Intercompany balances	-	-
Assets held for resale	-	642,690
#REF!	14,564	688,091

Non-Current Assets
Plant and equipment, net	-	-
Right of use asset	-	-
Intangibles, net	-	-
Investment	13,907,030	-
Other assets	-	-
Total Non-Current Assets	13,907,030	-
Total Assets	$13,921,594	$688,091

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable	$215,185	$312,886
Loans payable	375,409	233,203
Loans payable - Related parties	150,389	136,790
Convertible debt, net of unamortized discount of $421,316 and $532,747, respectively	1,804,891	1,251,033
Convertible debt - Related parties, net of unamortized discount of $0 and $0 respectively	136,786	128,872
Operating lease liability	-	-
Derivative liability	1,365,652	1,833,672
IVA and other taxes payable	-	-
Advances from customers	-	-
Total Current Liabilities	4,048,312	3,896,456

Total Liabilities	4,048,312	3,896,456

Stockholders' Deficit
Preferred stock, $0.0001 par value, 25,000,000 shares authorized and 0 shares issued and outstanding as of June 30, 2019 and December 31, 2018.	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized, 149,211,940 and 88,839,218 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively.	14,921	8,884
Additional paid-in-capital	16,063,879	14,857,769
Accumulated deficit	(6,205,518)	(18,455,925)
Accumulated other comprehensive income	-	380,907
Total Stockholders' Deficit	9,873,282	(3,208,365)
Total Liabilities and Stockholders' Deficit	$13,921,594	$688,091

See notes to the pro forma unaudited condensed consolidated financial statements

QPAGOS

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF LOSS

AND COMPREHENSIVE LOSS

	Three months ended	Three months ended	Six months ended	Six months ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenue	$-	$-	$-	$-

Cost of Goods Sold	-	-	-	-

Gross profit	-	-	-	-

General and administrative	197,232	282,564	353,990	527,601
Depreciation and amortization	-	-	-	-
Total Expense	197,232	282,564	353,990	527,601

Loss from Operations	(197,232)	(282,564)	(353,990)	(527,601)

Other expense	(185,356)	(980,450)	(551,058)	(3,458,237)
Interest expense, net	(574,683)	(534,311)	(1,201,011)	(1,710,350)
Derivative liability movements	319,888	(259,419)	862,413	2,271,913
Foreign currency loss	(19)	(9,020)	-	(7,562)
Loss before taxation from continuing operations	(637,401)	(2,065,764)	(1,243,646)	(3,431,837)

Taxation	-	-	-	-
Net Loss from continuing operations	(637,401)	(2,065,764)	(1,243,646)	(3,431,837)

Gain on sale of assets	13,995,691	-	13,995,691	-
Operating loss from discontinued operations, net of tax	(241,039)	(396,368)	(501,637)	(698,775)
Net income (loss) from discontinued operations, net of tax	13,754,652	(396,368)	13,494,054	(698,775)
Net income (loss)	$13,117,250	$(2,462,132)	$12,250,408	$(4,130,612)

Basic loss per share from continuing operations	$(0.01)	$(0.03)	$(0.01)	$(0.05)
Basic income (loss) per share from discontinued operations	$0.13	$(0.00)	$0.13	$(0.00)
Basic income (loss) per common share	$0.12	$(0.03)	$0.12	$(0.05)
Diluted loss per share from continuing operations	$(0.00)	$(0.03)	$(0.00)	$(0.05)
Diluted income (loss) per share from discontinued operations	$0.03	$(0.00)	$0.02	$(0.00)
Diluted income (loss) per common share	$0.03	$(0.03)	$0.02	$(0.05)

Weighted Average Number of Shares Outstanding -
Basic	113,383,536	81,723,620	113,372,546	72,170,705
Diluted	546,391,028	81,723,620	546,380,038	72,170,705

Other Comprehensive (loss) gain
Foreign currency translation adjustment	(390,926)	86,725	(380,907)	8,404

Total Comprehensive income (loss)	$12,726,324	$(2,375,407)	$11,869,501	$(4,122,208)

See notes to the pro forma unaudited condensed consolidated financial statements

QPAGOS

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On August 2, 2019, the Corporation, after receiving the draft fairness opinion of ValuCorp, Inc., an independent valuation firm, that the terms of the Stock Sale were fair to QPAGOS stockholders, approved the sale of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., which constitutes substantially all of the assets of the Corporation, for 2,250,000 shares of common stock of Vivi Holdings (the “Stock Sale”), of which nine percent (9%) is to be allocated to Gaston Pereira (5%), Andrey Novikov (2.5%), Joseph Abrams (1.5%).

The 2,250,000 shares of common stock of Vivi holdings were valued at $6.7922 per share or $15,282,450. The Corporation is obligated to allocate a total of 9% of the stock to certain individuals as compensation for facilitating the transaction.

Net proceeds to the Corporation :

Amount

Value of 2,250,000 Vivi Holdings shares of common stock	$15,282,450
Fees paid as compensation (9% of 2,250,000 shares of common stock in Vivi Holdings)	(1,375,420)
Net proceeds received	$13,907,030

The net asset value of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., which constitutes substantially all of the assets of the Corporation, was approximately $309,970 as of June 30, 2019.

We also recorded an accumulated other comprehensive income of $398,631 on our Balance sheet as of June 30, 2019 relating to the foreign currency translation adjustment on its Mexican subsidiaries. This foreign currency translation adjustment becomes a realized foreign currency gain on the disposal of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V.

The gain on disposal is calculated as follows:

Amount

Gross proceeds received on the sale of subsidiary	$15,282,450
Fees paid as compensation (9% of 2,250,000 shares of common stock in Vivi Holdings)	(1,375,420)
Net proceeds received	13,907,030
Net asset value of subsidiaries sold	(309,070)
Foreign exchange gain on disposal of subsidiaries	398,631
$13,996,591

QPAGOS

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following adjustments were made to each statement presented:

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2019

●	1 The assets and liabilities of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., were classified as Assets held for resale.

●	1 The disposal of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., was recorded in terms of the analysis presented above.

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2018

●	The assets and liabilities of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., were classified as Assets held for resale.

Pro Forma Condensed Consolidated Statements of Loss and Comprehensive Loss for the three and six months ended June 30, 2019

●	The operations of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., were reclassified as discontinued operations.

●	Effect was given to the disposal of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V.

Pro Forma Condensed Consolidated Statements of Loss and Comprehensive Loss for the three and six months ended June 30, 2018

●	The operations of Qpagos Corporation and its Mexican subsidiaries, Qpagos S.A.P.I de C.V. and Redpag Electronicos S.A.P.I de C.V., were reclassified as discontinued operations.

QPAGOS

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2019

			Disposal of
		Reclassification	subsidiary	Pro Forma
	June 30,	of discontinued	and Mexican	June 30,
	2019	operations	Operations	2019
	(unaudited)			(unaudited)
Assets
Current Assets
Cash	$11,727	$(8,163)	$-	$3,564
Accounts receivable	46,537	(46,537)	-	-
Inventory	336,344	(336,344)	-	-
Recoverable IVA taxes and credits	120,466	(120,466)	-	-
Other current assets	220,095	(209,095)	-	11,000
Intercompany balances	-	-	-	-
Assets held for resale	-	309,970	(309,970)	-
Total Current Assets	735,169	(410,635)	(309,970)	14,564

Non-Current Assets
Plant and equipment, net	204,927	(204,927)	-	-
Right of use asset	17,154	(17,154)	-	-
Intangibles, net	60,917	(60,917)	-	-
Investment	3,000	(3,000)	13,907,030	13,907,030
Other assets	12,618	(12,618)	-	-
Total Non-Current Assets	298,616	(298,616)	13,907,030	13,907,030
Total Assets	$1,033,785	$(709,251)	$13,597,060	$13,921,594

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable	$722,252	$(507,067)	$-	$215,185
Loans payable	375,409	-	-	375,409
Loans payable - Related parties	150,389	-	-	150,389
Convertible debt, net of unamortized discount of $421,316 and $532,747, respectively	1,804,891	-	-	1,804,891
Convertible debt - Related parties, net of unamortized discount of $0 and $0 respectively	136,786	-	-	136,786
Operating lease liability	17,222	(17,222)	-	-
Derivative liability	1,365,652	-	-	1,365,652
IVA and other taxes payable	40,238	(40,238)	-	-
Advances from customers	144,724	(144,724)	-	-
Total Current Liabilities	4,757,563	(709,251)	-	4,048,312

Total Liabilities	4,757,563	(709,251)	-	4,048,312

Stockholders' Deficit
Preferred stock, $0.0001 par value, 25,000,000 shares authorized and 0 shares issued and outstanding as of June 30, 2019 and December 31, 2018.	-	-	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized, 149,211,940 and 88,839,218 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively.	14,921	-	-	14,921
Additional paid-in-capital	16,063,879	-	-	16,063,879
Accumulated deficit	(20,201,209)	-	13,995,691	(6,205,518)
Accumulated other comprehensive income	398,631	-	(398,631)	-
Total Stockholders' Deficit	(3,723,778)	-	13,597,060	9,873,282
Total Liabilities and Stockholders' Deficit	$1,033,785	$(709,251)	$13,597,060	$13,921,594

QPAGOS

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2018

		Reclassification	Pro Forma
	December 31,	of discontinued	December 31,
	2018	operations	2018
	(unaudited)		(unaudited)
Assets
Current Assets
Cash	$71,294	$(35,468)	$35,826
Accounts receivable	60,523	(60,523)	-
Inventory	330,632	(330,632)	-
Recoverable IVA taxes and credits	98,493	(98,493)	-
Other current assets	179,139	(169,564)	9,575
Intercompany balances	-	-	-
Assets held for resale	-	642,690	642,690
Total Current Assets	740,081	(51,990)	688,091

Non-Current Assets
Plant and equipment, net	228,103	(228,103)	-
Right of use asset	-	-	-
Intangibles, net	82,417	(82,417)	-
Investment	3,000	(3,000)	-
Other assets	10,373	(10,373)	-
Total Non-Current Assets	323,893	(323,893)	-
Total Assets	$1,063,974	$(375,883)	$688,091

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable	$548,891	$(236,005)	$312,886
Loans payable	233,203	-	233,203
Loans payable - Related parties	136,790	-	136,790
Convertible debt, net of unamortized discount of $421,316 and $532,747, respectively	1,251,033	-	1,251,033
Convertible debt - Related parties, net of unamortized discount of $0 and $0 respective	128,872	-	128,872
Operating lease liability	-	-	-
Derivative liability	1,833,672	-	1,833,672
IVA and other taxes payable	18,969	(18,969)	-
Advances from customers	120,909	(120,909)	-
Total Current Liabilities	4,272,339	(375,883)	3,896,456

Total Liabilities	4,272,339	(375,883)	3,896,456

Stockholders' Deficit
Preferred stock, $0.0001 par value, 25,000,000 shares authorized and 0 shares issued and outstanding as of June 30, 2019 and December 31, 2018.	-	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized, 149,211,940 and 88,839,218 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively.	8,884	-	8,884
Additional paid-in-capital	14,857,769	-	14,857,769
Accumulated deficit	(18,455,925)	-	(18,455,925)
Accumulated other comprehensive income	380,907	-	380,907
Total Stockholders' Deficit	(3,208,365)	-	(3,208,365)
Total Liabilities and Stockholders' Deficit	$1,063,974	$(375,883)	$688,091

QPAGOS

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Statements of Loss and Comprehensive Loss for the three months ended June 30, 2019

			Disposal of	Pro Forma
	Three months	Reclassification	subsidiary	Three months
	ended	of	and	ended
	June 30, 2019	discontinued operations	Mexican Operations	June 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenue	$2,833,417	$(2,833,417)	$-	$-

Cost of Goods Sold	2,756,802	(2,756,802)	-	-

Gross profit	76,615	(76,615)	-	-

General and administrative	494,683	(297,451)	-	197,232
Depreciation and amortization	11,306	(11,306)	-	-
Total Expense	505,989	(308,756)	-	197,232

Loss from Operations	(429,374)	232,141	-	(197,232)

Other expense	(188,514)	3,158	-	(185,356)
Interest expense, net	(579,646)	4,963	-	(574,683)
Derivative liability movements	319,888	-	-	319,888
Foreign currency (loss) gain	(795)	776	-	(19)
Loss before taxation from continuing operations	(878,441)	241,039	-	(637,401)

Taxation	-	-	-	-

Net Loss from continuing operations	$(878,441)	$241,039	$-	$(637,401)

Gain on sale of assets	-	-	13,995,691	13,995,691
Operating loss from discontinued operations, net of tax	-	(241,039)		(241,039)
Net income from discontinued operations, net of tax	-	(241,039)	13,995,691	13,754,651

Net income	$(878,441)	$-	$13,995,691	$13,117,250

Other Comprehensive gain (loss)
Foreign currency translation adjustment	7,705	-	(398,631)	(390,926)

Total Comprehensive loss	$(870,736)	$-	$13,597,059	$12,726,324

QPAGOS

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Statements of Loss and Comprehensive Loss for the three months ended June 30, 2018

			Pro Forma
	Three months	Reclassification	Three months
	ended	of	ended
	June 30, 2018	discontinued operations	June 30, 2018
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenue	$1,701,763	$(1,701,763)	$-

Cost of Goods Sold	1,597,393	$(1,597,393)	-

Gross profit	104,370	(104,370)	-

General and administrative	584,367	(301,803)	282,564
Depreciation and amortization	12,347	(12,347)	-
Total Expense	596,714	(314,150)	282,564

Loss from Operations	(492,344)	209,780	(282,564)

Other expense	(981,356)	909	(980,447)
Interest expense, net	(565,717)	31,406	(534,311)
Derivative liability movements	(259,419)	-	(259,419)
Foreign currency (loss) gain	(163,293)	154,273	(9,020)
Loss before taxation from continuing operations	(2,462,129)	396,368	(2,065,761)

Taxation	-	-	-

Net Loss from continuing operations	$(2,462,129)	$396,368	$(2,065,761)

Gain on sale of assets		-	-
Operating loss from discontinued operations, net of tax		(396,368)	(396,368)
Net income from discontinued operations, net of tax	-	(396,368)	(396,368)

Net loss	$(2,462,129)	$-	$(2,462,129)

Other Comprehensive gain (loss)
Foreign currency translation adjustment	86,725	-	86,725

Total Comprehensive loss	$(2,375,404)	$-	$(2,375,404)

QPAGOS

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Statements of Loss and Comprehensive Loss for the six months ended June 30, 2019

	Six months ended June 30, 2019	Reclassification of discontinued operations	Disposal of subsidiary and Mexican Operations	Pro Forma Six months ended June 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenue	$4,069,619	$(4,069,619)	$-	$-

Cost of Goods Sold	3,980,986	(3,980,986)	-	-

Gross profit	88,633	(88,633)	-	-

General and administrative	907,654	(553,664)	-	353,990
Depreciation and amortization	22,609	(22,609)	-	-
Total Expense	930,263	(576,273)	-	353,990

Loss from Operations	(841,630)	487,640	-	(353,990)

Other expense	(549,186)	(1,873)	-	(551,059)
Interest expense, net	(1,210,883)	9,872	-	(1,201,011)
Derivative liability movements	862,413	-	-	862,413
Foreign currency (loss) gain	(5,998)	5,998	-	-
Loss before taxation from continuing operations	(1,745,284)	501,637	-	(1,243,647)

Taxation	-	-	-	-

Net Loss from continuing operations	(1,745,284)	501,637	-	(1,243,647)

Gain on sale of assets	-	-	13,995,691	13,995,691
Operating loss from discontinued operations, net of tax	-	(501,637)	-	(501,637)
Net income from discontinued operations, net of tax	-	(501,637)	13,995,691	13,494,054

Net income	$(1,745,284)	$-	$13,995,691	$12,250,407

Other Comprehensive gain (loss)
Foreign currency translation adjustment	17,724	-	(398,631)	(380,907)

Total Comprehensive income	$(1,727,560)	$-	$13,597,059	$11,869,500

QPAGOS

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Statements of Loss and Comprehensive Loss for the six months ended June 30, 2018

	Six months ended June 30, 2018	Reclassification of discontinued operations	Pro Forma Six months ended June 30, 2018
	(Unaudited)	(Unaudited)	(Unaudited)

Net Revenue	$3,166,551	$(3,166,551)	$-

Cost of Goods Sold	3,118,060	$(3,118,060)	-

Gross profit	48,491	(48,491)	-

General and administrative	1,144,442	(616,841)	527,601
Depreciation and amortization	24,753	(24,753)	-
Total Expense	1,169,195	(641,594)	527,601

Loss from Operations	(1,120,704)	593,103	(527,601)

Other expense	(3,459,955)	1,718	(3,458,237)
Interest expense, net	(1,811,504)	101,154	(1,710,350)
Derivative liability movements	2,271,913	-	2,271,913
Foreign currency (loss) gain	(10,362)	2,800	(7,562)
Loss before taxation from continuing operations	(4,130,612)	698,775	(3,431,837)

Taxation	-	-	-

Net loss from continuing operations	$(4,130,612)	$698,775	$(3,431,837)

Gain on sale of assets		-	-
Operating loss from discontinued operations, net of tax		(698,775)	(698,775)
Net loss from discontinued operations, net of tax	-	(698,775)	(698,775)

Net loss	$(4,130,612)	$-	$(4,130,611)

Other Comprehensive gain (loss)
Foreign currency translation adjustment	8,404	-	8,404

Total Comprehensive loss	$(4,122,208)	$-	$(4,122,207)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of September 20, 2019, or as otherwise set forth below, with respect to the beneficial ownership of our common stock and: (i) all persons known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock and; (ii) each of our directors and our executive officers; and (iii) all of our directors and our executive officer as a group. The address of each beneficial owner is 4768 Park Granada, Suite 200, Calabasas, California 91302.

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of September 20, 2019 for:

●	each of our directors and nominees for director;

●	each of our named executive officers;

●	all of our current directors and executive officers as a group; and

●	each person, entity or group, who beneficially owned more than 5% of each of our classes of securities.

We have based our calculations of the percentage of beneficial ownership on 310,478,667 shares of our common stock. We have deemed shares of our common stock subject to warrants that are currently exercisable within 60 days of September 20, 2019 to be outstanding and to be beneficially owned by the person holding the warrant or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these, however, for the purpose of computing the percentage ownership of any other person. We have deemed shares of our common stock subject to debt settlement agreements, where the conversion price is fixed as of September 20, 2019 to be outstanding and beneficially owned by the person holding the debt settlement agreement for the purpose of computing the percentage ownership of only that person and not for any other person.

We have not deemed shares of common stock to be outstanding for variable priced convertible notes for the purposes of calculating beneficial ownership.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Common Stock Included*		Percentage of Common Stock Beneficially Owned

William Corbett (Chief Executive Officer)	989,388		**

Gaston Pereira (Former Chief Executive Officer)(1)	3,880,000	(2)	1.41%

Andrey Novikov (Chief Operating Officer)	2,440,000	(3)	**

James Fuller (Director)	190,000	(4)	**

Boba Management Corp.	61,535,104	(5)	19.20%

Strategic IR, Inc.	113,172,524		29.40%

Global Consulting Alliance Inc.	40,981.394		13.20%

All current officers and directors as a group (3 persons)	7,499,388		2.40%

*	Excludes any shares deemed to be outstanding on variable priced convertible securities.

**	Less than 1%

(1)	Mr. Pereira resigned as Chief Executive Officer and Director of the Corporation effective as of August 6, 2019.

(2)	Consists of 2,880,000 shares of common stock and options exercisable to purchase 1,000,000 shares of common stock of which are all vested.

(3)	Consists of 1,440,000 shares of common stock and options exercisable to purchase 1,000,000 shares of common stock of which all are vested.

(4)	Consists of 190,000 shares of common stock.

(5)	Consists of 51,473,239 shares of common stock and 10,061,865 shares of common stock issuable in terms of executed debt settlement agreements.

(6)	Consists of 38,724,163 shares of common stock, warrants exercisable over 997,195 shares of common stock and 73,451,166 shares of common stock issuable in terms of executable debt settlement agreements.

(7)	Consists of 7,463,869 shares of common stock, warrants exercisable over 531,987 shares of common stock and 43,962,875 shares of common stock issuable in terms of executed debt settlement agreements.

(8)	Includes 3,750,805 shares of common stock and 13,991,303 shares of common stock and 73,451,166 shares of common stock issuable in terms of executable debt settlement agreements.

(9)	Includes 3,889,448 shares of common stock and 15,530,671 shares of common stock issuable in terms of executable debt settlement agreements.

NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS
(“HOUSEHOLDING” INFORMATION)

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for information statements by delivering a single copy of these materials to an address shared by two or more stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. A number of brokers and other intermediaries with account holders who are our stockholders may be householding our stockholder materials, including this Information Statement. In that event, a single Information Statement, as the case may be, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Information Statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate Information Statement to us at:

QPAGOS

4768 Park Granada, Suite 200

Calabasas, CA 91302

Telephone: (818) 864-8404

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

Annex A

Unanimous Written Consent of Stockholders

STATEMENT OF ACTION
BY WRITTEN CONSENT
OF THE MAJORITY OF
THE STOCKHOLDERS OF
QPAGOS

The undersigned, constituting the holders of a majority of the outstanding shares of common stock of QPAGOS, a Nevada corporation (the “Corporation”), and acting hereunder without the convening of a formal meeting pursuant to Section 78.215 of the Nevada Revised Statutes, do hereby consent in writing to and adopt the following resolutions:

RESOLVED, that that the Corporation, acting through its Board of the Directors, be, and hereby is, authorized and empowered at its discretion to file an amendment to the Corporation’s Certificate of Incorporation (“Certificate of Amendment”) to: (i) change the name of the Corporation from QPAGOS to “Innovative Payment Solutions, Inc.” (“Name Change”); and (ii) effect a 1-for-10 reverse stock split of the Corporation’s common stock (“Reverse Stock Split”);

FURTHER RESOLVED, that the effective date of any Name Change and Reverse Stock Split shall be the date of filing of the Certificate of Amendment with the Nevada Secretary of State, or such later date as set forth in the Certificate of Amendment;

FURTHER RESOLVED, that no fractional shares of new common stock resulting from any Reverse Stock Split shall be issued and the Corporation, in lieu thereof, shall issue to each holder otherwise entitled to receive any fractional shares an amount equal to one full share; and

FURTHER RESOLVED, that the officers of the Corporation be, and hereby are, authorized, empowered and directed to file an Information Statement on Schedule 14C, in the form annexed hereto, with the Securities and Exchange Commission and to effectuate the mailing of such Information Statement on Schedule 14C to the holders of record of the shares of the Corporation’s common stock as set forth in the Schedule 14C.

[Remainder of the page left blank]

This Unanimous Written Consent may be executed in any number of counterparts, each of which together shall be deemed to be an original and all of which together shall constitute one and the same consent. This consent is being signed as of September 20, 2019

BOBA MANAGEMENT CORP.

By:	/s/ Marisela Yasmin Simmons Hay
Name:	Marisela Yasmin Simmons Hay
Title:	Director
51,473,239 (16.58%)

GLOBAL CONSULTING ALLIANCE INC.

By:	/s/ Dmitry Nadeev
Name:	Dmitry Nedeev
Title:	President
40,981,394 (13.20%)

STRATEGIC IR, INC.

By:	/s/ Anna Mosk
Name:	Anna Mosk
Title:	President
38,724,163 (12.47%)

/s/ Irina Galikhanova
Irina Galikhanova
3,800,000 (1.22%)

/s/ Olga Akhmetova
Olga Akmetova
3,889,448 (1.25%)

/s/ Vladimir Skiguine
Vladimir Skiguine
7,463,869 (2.40%)

PANATRADE BUSINESS LIMITED

By:	/s/ Victor Amirov
Name:	Victor Amirov
Title:	Power of Attorney
3,507,540 (1.13%)

DELINVEST COMMERCIAL LIMITED

By:	/s/ Alex Motorin
Name:	Alex Motorin
Title:	President
3,889,448 (1.25%)

NEWVELLO LIMITED

By:	/s/ Anna Kiachina
Name:	Anna Kiachina
Title:	Director
3,200,000 (1.03%)

Annex B

Certificate of Amendment to Effect Name Change and Reverse Stock Split

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.  Name of corporation:

QPAGOS

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 shall be amended to read as follows:

Name of corporation: Innovative Payment Solutions, Inc.

Article 3 shall be amended by the addition of the following paragraphs at the end thereof:

Continued on following page

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:                           [50.1%]

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Effective at 5:01 p.m. Eastern time, on the date of the filing of this Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each 1 to 10 shares of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the combination, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), shall be entitled to receive an amount equal to one full share.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.

The remaining provisions of Article 3 shall remain the same.

Annex C

Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”) made as of this 5th day of August, 2019, by and between QPAGOS, a Nevada corporation (the “Seller”) and Vivi Holdings, Inc., a Delaware corporation (the “Buyer”).

WITNESSETH:

WHEREAS, the Seller owns one hundred percent (100%) of the outstanding common stock, $.001 par value (the “Shares”), of QPAGOS Corporation, a Delaware corporation (the “Company”), and the Buyer desires to purchase from the Seller, and Seller desires to sell, the Shares upon the terms and conditions hereinafter set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES.

Upon the terms and conditions herein contained, at the Closing (as hereinafter defined), the Seller will sell, assign and transfer to the Buyer and the Buyer will purchase from the Seller all rights of the Seller in and to the Shares (the “Sale”), free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description.

ARTICLE II

CONSIDERATION

In consideration for the Shares the Buyer shall issue to the Seller (or its designees) an aggregate of Two Million Two Hundred Fifty Thousand (2,250,000) fully paid and non-assessable shares of its common stock, $.001 par value (the “Buyer Common Stock”)1.

1 Nine percent (9%) of the Buyer Common Stock shall be allocated to the following designees, Gaston Pereira (5%), Andrey Novikov (2.5%), Joseph Abrams (1.5%).

ARTICLE III

CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, at 10:00 a.m. (local time) on the date that is two business days following the satisfaction or waiver of each of the conditions set forth in Article 8 unless Buyer and Seller agree otherwise. simultaneously with the execution of this Agreement.

ARTICLE IV

SELLER REPRESENTATIONS AND WARRANTIES.

Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies; provided, however, that if any section of the Seller Disclosure Letter, as defined below, discloses an item or information in such a way as to make its relevance to the disclosure required by another section reasonably apparent based upon the substance of such disclosure, the matter shall be deemed to have been disclosed in such other section of the Seller Disclosure Letter, notwithstanding the omission of an appropriate cross-reference to such other section) in a disclosure letter supplied by Seller to Buyer, dated as of the date hereof and certified by a duly authorized officer of Seller (the “Seller Disclosure Letter”), as follows:

4.1 Organization and Qualification.

(a) Each of Seller, the Company and the Company’s subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 11.3(c)) on the Company or its subsidiaries.  Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company or its subsidiaries.

(b) The Company has no subsidiaries except for the entities identified in Section 4.1(b) of the Seller Disclosure Letter. Neither the Company nor any of its subsidiaries has agreed, is it obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.  Neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

4.2 Certificate of Incorporation and Bylaws.  The Company and each of its subsidiaries has previously furnished to Buyer a complete and correct copy of its Certificate of Incorporation and Bylaws or any equivalent organizational documents, as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of the Company and each of its subsidiaries are in full force and effect.  Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of fifty million (50,000,000) shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value, of which only the Shares are issued and outstanding. The Shares have been duly authorized and are validly issued, fully paid and non-assessable. Except as set forth in Section 4.3 (a) of the Seller Disclosure Letter, the Company owns all of the issued and outstanding shares of its subsidiaries, which shares have been duly authorized and are validly issued, fully paid and non-assessable. The Shares and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

(b) Seller owns the Shares free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of the Company or any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Seller, the Company or any of their subsidiaries is a party or by which they are bound obligating Seller, the Company or any of their subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, there are no registration rights and there is, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

4.4 Authority Relative to this Agreement.  Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of Seller of the Sale, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Sale, the approval and adoption of this Agreement and the approval of the Sale by holders of a majority of the outstanding shares of Seller’s capital stock in accordance with Nevada Law and Seller’s Articles of Incorporation and Bylaws).  This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes legal and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of Seller or any of its subsidiaries, (ii) subject to obtaining the approval of Seller’s stockholders in favor of approval and adoption of this Agreement and approval of the Sale, and obtaining the consents, approvals, authorizations and permits and making registrations, filings and notifications set forth in Section 4.5(b) hereof (or Section 4.5(b) of the Seller Disclosure Letter), to the best of Seller’s knowledge, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller, the Company or any of their subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its subsidiaries rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller, the Company or any of their subsidiaries is a party or by which Seller, the Company, any of their subsidiaries or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or its subsidiaries.

(b) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations promulgated thereunder and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Sale or otherwise prevent Seller from performing its obligations under this Agreement, or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or its subsidiaries.

4.6 SEC Filings.  Seller has made available to Buyer a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Seller with the Securities and Exchange Commission (the “SEC”) on or after January 1, 2018 and prior to the date of this Agreement (the “Seller SEC Reports”), which are all the forms, reports and documents required to be filed by Seller with the SEC since such date.  The Seller SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor any of its subsidiaries is required to file any reports or other documents with the SEC.

4.7 Compliance; Permits.

(a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on the Company or its subsidiaries.  No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Seller, threatened against the Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or its subsidiaries.

(b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to the operation of the business of the Company and its subsidiaries (collectively, the “Company Permits”).  The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

4.8 No Undisclosed Liabilities.  Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations, financial condition or prospects of the Company and its subsidiaries taken as a whole except (i) liabilities provided for in the Seller SEC Reports, (ii) liabilities reflected in the Seller Disclosure Letter, or (iii) liabilities incurred since the date reflected in the Seller SEC Reports in the ordinary course of business.

4.9 Absence of Certain Changes or Events.  Since the date of the last filed Seller SEC Report, there has not been: (i) any Material Adverse Effect on the Company or any of its subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Seller or the Company of any of the Company’s capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s or any of its subsidiaries’ capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Seller of the nature contemplated hereby, (v) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 4.18 hereof) other than licenses in the ordinary course of business consistent with past practice, and other than any licenses disclosed on Section 4.18(j) of the Seller Disclosure Letter, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any revaluation by the Company or any of its subsidiaries of any of its or their assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (viii) any sale of assets of the Company or its subsidiaries other than in the ordinary course of business.

4.10 Absence of Litigation.  Except as set forth in Section 4.10 of the Seller Disclosure Letter, there are no claims, actions, suits or proceedings pending or, to the knowledge of Seller, threatened (or, to the knowledge of Seller, any governmental or regulatory investigation pending or threatened) against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, before any Governmental Entity.

4.11 Employee Benefit PlansThe execution and delivery of this Agreement.

(a) Neither the Company nor any of its subsidiaries has at any time ever maintained, established, sponsored, participated in, or contributed to, any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering (i) any active or former employee, director or consultant of the Company, (ii) any subsidiary of the Company, or (iii) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), or with respect to which the Company or any of its subsidiaries has or, to Seller’s knowledge, may in the future have liability.

(b) Neither the Company nor any of its subsidiaries has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Seller or any of its subsidiaries contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code.  Neither the Company, any of its subsidiaries, nor any officer or director of the Company or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Seller, threatened by the Internal Revenue Service or Department of Labor with respect to any employee benefit plan of the Company or any of its subsidiaries.

(d) Neither the Company nor any of its subsidiaries has in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the requirements of Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Company or any of its subsidiaries.

(e) Neither the Company nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union.  No employee of the Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Seller, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Seller, threatened labor dispute involving the Company or any of its subsidiaries and any group of its employees nor has the Company or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and the Company and its subsidiaries consider their relationships with their employees to be good.  The Company and its subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations regarding employment, employment practices, terms and conditions of employment and wages and hours.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or any of its subsidiaries.

4.12 Labor Matters.  (i) There are no controversies pending or, to the knowledge of Seller, threatened, between the Company or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor does the Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

4.13 Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party or any of its subsidiaries which has or could reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of the Company or any of its subsidiaries , any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted.

4.14 Title to Property.  Except as set forth on Section 4.14 of the Seller Disclosure Letter, neither the Company nor any of its subsidiaries owns any material real property.  Except as set forth on Section 4.14 of the Seller Disclosure Letter, the Company and each of its subsidiaries have good and defensible title to all of their material real and personal properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment owned by or being acquired under a capital lease by the Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects, subject to normal wear and tear.

4.15 Taxes.

(a) Definition of Taxes.  For all purposes of and under this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Company Returns”) relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to the Company or which are for taxes being contested. Such Company Returns are true and correct in all material respects, have been completed in accordance with applicable law, and all Taxes shown to be due on such Company Returns have been paid.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Company or any of its subsidiaries.

(ii) The Company and each of its subsidiaries as of the Closing Date will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act (“FICA”), Taxes pursuant to the Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld.

(iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries , nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of Company Return by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Company Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

(vi) Neither the Company nor any of its subsidiaries has any liability for any material unpaid Taxes, contingent or otherwise, which is material to the Company or its subsidiaries, other than any liability for unpaid Taxes that may have accrued since the date reflected in the Seller SEC Reports in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

(vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Seller is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

(ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(x) None of the Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(xi) Neither the Company nor any subsidiary of the Company has participated as either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

4.16 Environmental Matters.  Except as set forth on Section 4.17 of the Seller Disclosure Letter, the operations of the Company and each of its subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes obtaining, maintaining in good standing and complying in all material respects with all Environmental Permits (as defined below) and no action or proceeding is pending or threatened to revoke, modify or terminate any such Environmental Permit, and, to the knowledge of Seller, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

“Environmental Law” means any law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq. ), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq. ), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq. ), the Clean Water Act (33 U.S.C. § 1251 et seq. ), the Clean Air Act (42 U.S.C. § 7401 et seq. ) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq. ), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq. ), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq. ), as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any permit required by Environmental Laws for the operation of such company.

4.17 Brokers.  Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.18 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) domain names, uniform resource locators and other names and locators associated with the Internet, (vi) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vii) all industrial designs and any registrations and applications therefor throughout the world; (viii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (ix) all databases and data collections and all rights therein throughout the world; (x) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

(ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its subsidiaries.

(iii) “Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

(iv) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

(b) Section 4.18(b)  of the Seller Disclosure Letter contains a complete and accurate list of (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere else in the world) related to any of Company Registered Intellectual Property.

(c) Section 4.18(c)  of the Seller Disclosure Letter contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company or any of its subsidiaries (collectively, “Company Products”) that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof or which the Company or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

(d) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

(e) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property.

(f) Section 4.18(f)  of the Seller Disclosure Letter contains a complete and accurate list of all actions that are required to be taken by the Company within ninety (90) days of the date hereof with respect to any of Company Registered Intellectual Property.

(g) The Company owns and has good and exclusive title to each item of Company Intellectual Property owned by it, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course).  Without limiting the generality of the foregoing, (i) to the knowledge of Seller, the Company or its subsidiaries are the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its subsidiaries , (ii) the Company or its subsidiaries own exclusively, and have good title to, all copyrighted works that are included or incorporated into Company Products or which the Company or any of its subsidiaries otherwise purports to own, and (iii) to the knowledge of the Seller, the manufacture, sale or use of Company Products does not infringe any patents.

(h) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its subsidiaries, or is incorporated into any of Company Products, the Company and its subsidiaries have a written agreement with such third party with respect thereto and the Company and its subsidiaries thereby either (i) have obtained ownership of, and are the exclusive owner of, or (ii) have obtained perpetual, irrevocable, worldwide non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

(i) Neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Company Intellectual Property, to any third party, or knowingly permitted the Company’s rights in such Company Intellectual Property to lapse or enter the public domain other than for trademarks for Company Products no longer sold by the Company for which the Company has let the applicable trademark rights become abandoned in the Company’s ordinary course of business.

(j) Other than “shrink wrapped” and similar widely available commercial end-user licenses, Section 4.18(j)  of the Seller Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which the Company or any of its subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to the Company or any of its subsidiaries.

(k) All contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to the Company or any of its subsidiaries, are, to the knowledge of Seller, in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements.  Each of the Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Seller, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.  Following the Closing Date, the Buyer will be permitted to exercise all of the Company’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its subsidiaries would otherwise be required to pay.  Following the Closing Date, the Buyer will be permitted to exercise all of the Company’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent as the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company or its subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

(l) The operation of the business of the Company and its subsidiaries as such business currently is conducted, including (i) the Company’s and its subsidiaries’  design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of the Company and its subsidiaries (including Company Products), and (ii) the Company’s use of any product, device or process, to the knowledge of Seller, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(m) Company Intellectual Property constitutes all the Intellectual Property owned by the Company or exclusively licensed to the Company and used in and/or necessary to the conduct of the business of the Company and its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by the Company and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including Company Products).

(n) Neither the Company nor any of its subsidiaries has received notice from any third party that the operation of the business of the Company or any of its subsidiaries or any act, product or service of the Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(o) To the knowledge of Seller, no person has or is infringing or misappropriating any Company Intellectual Property.

(p) The Company and each of its subsidiaries has taken reasonable steps to protect the Company’s and its subsidiaries’ rights in the Company’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to the Company or any of its subsidiaries, and, without limiting the foregoing, each of the Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Buyer and all current and former employees and contractors of the Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to the Company.

4.19 Agreements, Contracts and Commitments.

(a) Except as set forth on Section 4.19(a) of the Seller Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or is bound by:

(i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale, license, distribution, reselling or other transfer of software products in the ordinary course of business or in connection with the provision of services in the ordinary course of business;

(iv) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business presently conducted by the Company or any subsidiary, or to compete with any person or granting any exclusive distribution rights;

(v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company’s subsidiaries;

(vi) any dealer, distributor, joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of sixty (60) days or less, or any material agreement pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Seller or any of its subsidiaries and which may not be canceled without penalty upon notice of sixty (60) days or less;

(vii) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to the Company and its subsidiaries taken as a whole;

(viii) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company Products, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company Products, services or technology, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon written notice of ninety (90) days or less;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any material settlement agreement entered into within three (3) years prior to the date of this Agreement; or

(xi) any other material agreement, contract or commitment currently in force that is outside the ordinary course of business or that has a value of $50,000 or more within a twelve (12) month period in any individual case.

(b) Neither the Company nor any of its subsidiaries, nor to Seller’s knowledge any other party to a Company Contract (as defined below), is in material breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be set forth in the Seller Disclosure Letter (any such agreement, contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

4.20 Insurance.  The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the “Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries.  There is no material claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  The Company is not aware of, and has not received notice under any Insurance Policies of, (i) an insurer’s intention or threat to cancel or terminate any of the Insurance Policies, (ii) an insurer’s intention or threat to increase the premiums due under any of the Insurance Policies.

4.21 Board Approval.  The Board of Directors of Seller has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) determined that the Sale is fair to and in the best interests of the stockholders of Seller, and (iii) recommended that the stockholders of Seller approve and adopt this Agreement and approve the Sale.

4.22  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock, $.001 par value (“Seller Common Stock”), is the only vote of the holders of any class or series of Seller’s capital stock necessary to approve and adopt this Agreement and approve the Sale.

ARTICLE V

BUYER REPRESENTATIONS AND WARRANTIES.

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing (with reference to the specific sections of this Agreement to which each such exception applies; provided, however, that if any section of the Buyer Disclosure Letter, as defined below, discloses an item or information in such a way as to make its relevance to the disclosure required by another section reasonably apparent based upon the substance of such disclosure, the matter shall be deemed to have been disclosed in such other section of the Buyer Disclosure Letter, notwithstanding the omission of an appropriate cross-reference to such other section) in the disclosure letter supplied by Buyer to Seller, dated as of the date hereof and certified by a duly authorized officer of Buyer (the “Buyer Disclosure Letter”), as follows:

5.1 Organization and Qualification; subsidiaries.

(a) Each of Buyer and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Buyer and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Buyer. Each of Buyer and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Buyer or its subsidiaries.

(b) Buyer has no subsidiaries except for the corporations identified in Section 5.1(b) of the Buyer Disclosure Letter.  Neither Buyer nor any of its subsidiaries has agreed, is obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.  Neither Buyer nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

5.2 Certificate of Incorporation and Bylaws.  Buyer and each of its subsidiaries has previously furnished to Seller a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of Buyer and each of its subsidiaries are in full force and effect. Neither Buyer nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

5.3 Capitalization.

(a) The authorized capital stock of Buyer consists of 480,000,000 shares of Buyer Common Stock and 20,000,000 shares of Preferred Stock, including 1,000 shares of Series A Preferred Stock and 10,000 shares of Series B Preferred Stock.  As of the close of business on the date hereof, (i) [93,980,312] shares of Buyer Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Buyer Common Stock were held in treasury by Buyer or by any subsidiaries of Buyer, (iii) {disclose outstanding options and warrants}.  As of the date hereof, 1,000 shares of Buyer Series A Preferred Stock and no shares of Series B Preferred Stock were issued or outstanding.  All outstanding shares of Buyer Common Stock, all outstanding Buyer Stock Options, and all outstanding shares of capital stock of each subsidiary of Buyer have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

(b) Except for securities that Buyer owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of Buyer that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially impact Buyer’s control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Buyer, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 5.3(b)  of the Buyer Disclosure Letter or as set forth in Section 5.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Buyer or any of its subsidiaries is a party or by which it is bound obligating Buyer or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Buyer or any of its subsidiaries or obligating Buyer or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Buyer or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Buyer or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

(c) The shares of Buyer Common Stock to be issued pursuant to the Sale, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with federal and state securities laws free and clear of all liens, charges, encumbrances.

5.4 Authority Relative to this Agreement.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and thereunder, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement have been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitute legal and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Buyer or any of its subsidiaries, (ii) to the best of Buyer’s knowledge,  conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Buyer’s or any such subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected, or (iv) cause the acceleration of any vesting of any awards for or rights to the Shares or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuances of shares of Buyer Common Stock, with respect to Buyer or any of its subsidiaries, except in the case of clauses (ii) or (iii), to the extent such conflict, violation, breach, default, impairment or other effect could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer or any of its subsidiaries.

(b) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for (i)  applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and foreign Governmental Entities and the rules and regulations promulgated thereunder,  and (ii)  where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Sale or otherwise prevent Buyer from performing its obligations under this Agreement, or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer or its subsidiaries.

5.6 SEC Filings.  Buyer’s registration statement on Form 10 has been declared effective by the SEC and Buyer has registered the Buyer Common Stock pursuant to Section 12 of the Exchange Act. Buyer has made available to Seller through EDGAR a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Buyer with the SEC on or after December 10, 2018 and prior to the date of this Agreement (the “Buyer SEC Reports”), which are all the forms, reports and documents required to be filed by Buyer with the SEC since such date.  The Buyer SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Buyer’s subsidiaries is required to file any reports or other documents with the SEC. The Buyer is not, and has not ever been, a shell issuer as described in Rule 144(i)(1)(i) of the Securities Act of 1933.

5.7 Compliance; Permits. (a) Neither Buyer nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on Buyer or its subsidiaries.  No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Buyer, threatened against Buyer or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer or any of its subsidiaries.

(b) Buyer and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of Buyer and its subsidiaries taken as a whole (collectively, the “Buyer Permits ”).  Buyer and its subsidiaries are in compliance in all material respects with the terms of Buyer Permits.

5.8 No Undisclosed Liabilities.  Neither Buyer nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, which are, individually or in the aggregate, material to the business, results of operations,  financial condition or prospects of Buyer and its subsidiaries taken as a whole except (i) liabilities provided for in the Buyer SEC Reports, (ii) liabilities reflected in the Buyer Disclosure Letter, or (iii) liabilities incurred since the date reflected in the Buyer SEC Reports in the ordinary course of business.

5.9 Absence of Certain Changes or Events. Since the date of the last filed Buyer SEC Report, there has not been: (i) any Material Adverse Effect on Buyer or any of its subsidiaries, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Buyer’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Buyer of any of Buyer’s capital stock or any other securities of Buyer or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Buyer’s or any of its subsidiaries’ capital stock, (iv) any granting by Buyer or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Buyer or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Buyer or any of its subsidiaries of any increase in severance or termination pay or any entry by Buyer or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Buyer of the nature contemplated hereby, (v) entry by Buyer or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by Buyer in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any revaluation by Buyer of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (viii) any sale of assets of Buyer other than in the ordinary course of business.

5.10 Absence of Litigation.  There are no claims, actions, suits or proceedings pending or, to the knowledge of Buyer, threatened (or, to the knowledge of Buyer, any governmental or regulatory investigation pending or threatened) against Buyer or any of its subsidiaries or any properties or rights of Buyer or any of its subsidiaries, before any Governmental Entity.

5.11 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) (the “Buyer Plans”) covering (i) any active or former employee, director or consultant of Buyer, (ii) any subsidiary of Buyer, or (iii) any affiliate, or with respect to which Buyer has or, to Buyer’s knowledge, may in the future have liability (excluding consideration of Seller and its subsidiaries as affiliates following the Closing Date), are listed in Section 5.11(a) of the Buyer Disclosure Letter. Buyer has provided to Seller: (i) correct and complete copies of all documents embodying each Buyer Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Buyer Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Buyer Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Buyer Plan; (iv) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to such application or letter; (v) all material correspondence to or from any governmental agency relating to any Buyer Plan; (vi) all COBRA forms and related notices within the last three (3) years; (vii) all discrimination tests for each Buyer Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Buyer Plan; (xi) if the Buyer Plans is funded, the most recent annual and periodic accounting of Buyer Plan assets; (x) all material written agreements and contracts relating to each Buyer Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Buyer Plan or proposed Buyer Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Buyer Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Buyer Plan.

(b) Each Buyer Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA or the Code, which are applicable to such Buyer Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Buyer Plan activities) has been brought, or to the knowledge of Buyer is threatened, against or with respect to any such Buyer Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Buyer, threatened by the IRS or DOL with respect to any Buyer Plans.  All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Buyer Plans have been timely made or accrued.  Section 5.11(b) of the Buyer Disclosure Letter includes a listing of the accrued vacation liability of Buyer and its subsidiaries as of December 31, 2011. Any Buyer Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation.  Buyer does not have any plan or commitment to establish any new Buyer Plan, to modify any Buyer Plan (except to the extent required by law or to conform any such Buyer Plan to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any new Buyer Plan. Each Buyer Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer or any of its affiliates (other than ordinary administration expenses).

(c) Neither Buyer, any of its subsidiaries, nor any of their affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Buyer or any of its subsidiaries contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code.  Neither Buyer, any of its subsidiaries, nor any officer or director of Buyer or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of Buyer, threatened by the IRS or DOL with respect to any Buyer Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Buyer Plan.

(d) Neither Buyer, any of its subsidiaries, nor any of their affiliates has, prior to the Closing Date and in any material respect, violated any of the health continuation requirements of  COBRA, the requirements of Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of Buyer or any of its subsidiaries.  None of the Buyer Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law and neither Buyer nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

(e) Neither Buyer nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union.  No employee of Buyer or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Buyer, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Buyer, threatened labor dispute involving Buyer or any of its subsidiaries and any group of its employees nor has Buyer or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and Buyer and its subsidiaries consider their relationships with their employees to be good.  Buyer and its subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations regarding employment, employment practices, terms and conditions of employment and wages and hours.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Buyer or any of its subsidiaries under any Buyer Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Buyer Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(g) No payment or benefit that will or may be made by Buyer or its affiliates with respect to any employee will be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(h) Neither Buyer nor any subsidiary has or is required to have an International Employee Plan.

(i) Except as set forth in Section 5.11(i) of the Buyer Disclosure Letter, no Buyer Plan provides, reflects or represents any liability to provide retiree health benefit to any person for any reason, except as may be required by COBRA or other applicable statute, and Buyer has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

5.12 Labor Matters. (i) There are no controversies pending or, to the knowledge of each of Buyer and its respective subsidiaries, threatened, between Buyer or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Buyer nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Buyer or its subsidiaries nor does Buyer or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Buyer nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Buyer or any of its subsidiaries.

5.13 Information Statement.  None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in Seller’s Information Statement on Form 14C relating to the Sale will, on the date the Information Statement is mailed to the stockholders of Seller and as of the date of the Sale, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.14 Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Buyer or any of its subsidiaries or to which Buyer or any of its subsidiaries is a party or any of its subsidiaries which has or could reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of Buyer or any of its subsidiaries, any acquisition of property by Buyer or any of its subsidiaries or the conduct of business by Buyer or any of its subsidiaries as currently conducted.

Except as set forth on Section 5.14 of the Buyer Disclosure Letter, neither Buyer nor any of its subsidiaries owns any material real property.  Except as set forth on Section 5.14 of the Buyer Disclosure Letter, Buyer and each of its subsidiaries have good and defensible title to all of their material real and personal properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Buyer or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Buyer or any subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment owned by or being acquired under a capital lease by the Buyer and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects, subject to normal wear and tear.

5.16 Taxes.

(a) Buyer and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Buyer Returns”) relating to Taxes required to be filed by Buyer and each of its subsidiaries with any Tax authority, except such Buyer Returns which are not material to Buyer. Such Buyer Returns are true and correct in all material respects, have been completed in accordance with applicable law, and all Taxes shown to be due on such Buyer Returns have been paid.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of Buyer or any of its subsidiaries.

(b) Buyer and each of its subsidiaries as of the Closing Date will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to FICA, Taxes pursuant to FUTA and other Taxes required to be withheld.

(c) Neither Buyer nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Buyer or any of its subsidiaries, nor has Buyer or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Buyer Return or any of its subsidiaries by any Tax authority is presently in progress, nor has Buyer or any of its subsidiaries been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Buyer Returns or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Buyer or any of its subsidiaries or any representative thereof.

(f) Neither Buyer nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the financial statements included in the Buyer SEC Reports in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Buyer, other than any liability for unpaid Taxes that may have accrued since the date of the Buyer SEC Reports in connection with the operation of the business of Buyer and its subsidiaries in the ordinary course.

(g) There is no contract, agreement, plan or arrangement to which Buyer or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Buyer or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Buyer is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h) Neither Buyer nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Buyer or any of its subsidiaries.

(i)   Except as set forth on Schedule 5.16(i) of the Buyer Disclosure Letter, neither Buyer nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(j) None of Buyer’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(k) Neither Buyer nor any subsidiary of Buyer has participated as either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

5.17 Environmental Matters.  Except as set forth on Section 5.17 of the Buyer Disclosure Letter, the operations of Buyer and each of its subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying in all material respects with all Environmental Permits and no action or proceeding is pending or threatened to revoke, modify or terminate any such Environmental Permit, and, to the knowledge of Buyer, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

5.18 Brokers.  Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.19 Intellectual Property.

(a) For the purposes of this Agreement, the following terms have the following definitions:

(i)   “Buyer Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Buyer or any of its subsidiaries.

(ii) “Buyer Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Buyer or any of its subsidiaries.

(b) Section 5.19(b)  of the Buyer Disclosure Letter contains a complete and accurate list of (i) all Buyer Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Buyer Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions before any court or tribunal (including the PTO) or equivalent authority anywhere else in the world) related to any of Buyer Registered Intellectual Property.

(c) Section 5.19(c)  of the Buyer Disclosure Letter contains a complete and accurate list (by name and version number) of all products, software or service offerings of Buyer or any of its subsidiaries (collectively, “Buyer Products ”) that have been sold, distributed or otherwise disposed of in the five (5)-year period preceding the date hereof or which Buyer or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

(d) No Buyer Intellectual Property or Buyer Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Buyer or any of its subsidiaries, or which may affect the validity, use or enforceability of such Buyer Intellectual Property or Buyer Product.

(e) Each item of Buyer Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Buyer Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Buyer Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Buyer Registered Intellectual Property.

(f) Section 5.19(f) f the Buyer Disclosure Letter contains a complete and accurate list of all actions that are required to be taken by Buyer within ninety (90) days of the date hereof with respect to any of Buyer Registered Intellectual Property.

(g) Buyer owns and has good and exclusive title to each item of Buyer Intellectual Property owned by it, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course).  Without limiting the generality of the foregoing, (i) to the knowledge of Buyer, Buyer is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Buyer and its subsidiaries, including the sale, distribution or provision of any Buyer Products by Buyer or any of its subsidiaries, (ii) Buyer owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Buyer Products or which Buyer or any of its subsidiaries otherwise purports to own, and (iii) to the knowledge of Buyer, except as set forth on Schedule 5.19(g) of the Buyer Disclosure Letter, the manufacture, sale or use of Buyer Products does not infringe any patents.

(h) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for Buyer or any of its subsidiaries, or is incorporated into any of Buyer Products, Buyer and its subsidiaries have a written agreement with such third party with respect thereto and Buyer and its subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or (ii) have obtained perpetual, irrevocable, worldwide non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment or license, to the fullest extent it is legally possible to do so.

(i) Neither Buyer nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Buyer Intellectual Property, to any third party, or knowingly permitted Buyer’s rights in such Buyer Intellectual Property to lapse or enter the public domain other than for trademarks for Buyer Products no longer sold by Buyer for which Buyer has let the applicable trademark rights become abandoned in Buyer’s ordinary course of business.

(j) Other than “shrink wrapped” and similar widely available commercial end-user licenses, Section 5.19(j) of the Buyer Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which Buyer or any of its subsidiaries is a party (i) with respect to Buyer Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Buyer or any of its subsidiaries.

(k) All contracts, licenses and agreements relating to either (i) Buyer Intellectual Property or (ii) Intellectual Property of a third party licensed to Buyer or any of its subsidiaries, are, to the knowledge of Buyer, in full force and effect.  The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements.  Each of Buyer and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of Buyer, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.  Following the Closing Date, the Buyer will be permitted to exercise all of Buyer’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent Buyer and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Buyer or any of its subsidiaries would otherwise be required to pay.  Following the Closing Date, the Buyer and its subsidiaries will be permitted to exercise all of Buyer’s and its subsidiaries’ rights under such contracts, licenses and agreements to the same extent as Buyer and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which Buyer or its subsidiaries would otherwise be required to pay had such transactions contemplated hereby not occurred.

(l)  The operation of the business of Buyer and its subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) Buyer’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of Buyer and its subsidiaries (including Buyer Products), and (ii) except as set forth on Schedule 5.19(l)  of the Buyer Disclosure Letter, Buyer’s use of any product, device or process, to the knowledge of Buyer, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

(m) Buyer Intellectual Property constitutes all the Intellectual Property owned by Buyer or exclusively licensed to Buyer and used in and/or necessary to the conduct of the business of Buyer and its subsidiaries as it currently is conducted, and as it is currently planned or contemplated to be conducted by Buyer and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including Buyer Products).

(n) Neither Buyer nor any of its subsidiaries has received notice from any third party that the operation of the business of Buyer or any of its subsidiaries or any act, product or service of Buyer or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(o) To the knowledge of Buyer, except as set forth on Schedule 5.19(o)  of the Buyer Disclosure Letter, no person has or is infringing or misappropriating any Buyer Intellectual Property.

(p) Buyer and each of its subsidiaries has taken reasonable steps to protect Buyer’s and its subsidiaries’ rights in Buyer’s confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Buyer or any of its subsidiaries, and, without limiting the foregoing, each of Buyer and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Buyer and all current and former employees and contractors of Buyer and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Buyer.

5.20   Agreements, Contracts and Commitments.

(a) Except as set forth in the Buyer SEC Reports or on Section 5.20 of the Buyer Disclosure Letter, neither Buyer nor any of its subsidiaries is a party to or is bound by:

(i)   any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Buyer’s Board of Directors, other than those that are terminable by Buyer or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation to Buyer;

(ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)   any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale, license, distribution, reselling or other transfer of software products in the ordinary course of business or in connection with the provision of services in the ordinary course of business;

(iv)   any agreement, contract or commitment containing any covenant limiting in any respect the right of Buyer or any of its subsidiaries to engage in any line of business presently conducted by Buyer or any subsidiary, or to compete with any person or granting any exclusive distribution rights;

(v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Buyer or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Buyer or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Buyer’s subsidiaries;

(vi)   any dealer, distributor, joint marketing or development agreement currently in force under which Buyer or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of sixty (60) days or less, or any material agreement pursuant to which Buyer or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Buyer or any of its subsidiaries and which may not be canceled without penalty upon notice of sixty (60) days or less;

(vii) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Buyer and its subsidiaries taken as a whole;

(viii)   any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Buyer product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Buyer product, services or technology, except agreements with manufacturers or distributors or sales representative in the normal course of business cancelable without penalty upon written notice of sixty (60) days or less;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)   any material settlement agreement entered into within three (3) years prior to the date of this Agreement; or

(xi) any other material agreement, contract or commitment currently in force that is outside the ordinary course of business and that has a value of $250,000 or more within a twelve (12) month period in any individual case.

(b) Neither Buyer nor any of its subsidiaries, nor to Buyer’s knowledge any other party to a Buyer Contract (as defined below), is in material breach, violation or default under, and neither Buyer nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Buyer or any of its subsidiaries is a party or by which it is bound that are required to be set forth in the Buyer Disclosure Letter (any such agreement, contract or commitment, a “Buyer Contract”) in such a manner as would permit any other party to cancel or terminate any such Buyer Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

5.21  Insurance.  Buyer maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Buyer and its subsidiaries (collectively, the “Buyer Insurance Policies”) which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Buyer and its subsidiaries.  There is no material claim by Buyer or any of its subsidiaries pending under any of the Buyer Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  Buyer is not aware of, and has not received notice under any Buyer Insurance Policies of, (i) an insurer’s intention or threat to cancel or terminate any of the Buyer Insurance Policies, (ii) an insurer’s intention or threat to increase the premiums due under any of the Buyer Insurance Policies.

5.22 Board Approval.  The Board of Directors of Buyer has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, and (ii) determined that the Sale is fair to and in the best interests of the stockholders of Buyer.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING

6.1 Conduct of Business by Seller and Buyer.

(a) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Closing Date, the parties and each of its subsidiaries  shall, except to the extent that the other parties shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, the parties will promptly notify each other of any material event involving its business or operations.

(b) Except as permitted or required by the terms of this Agreement, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing Date, Seller shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following, except to the extent that the other party shall otherwise consent in writing:

(i)   purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or enter into any joint ventures, strategic partnerships or similar alliances;

(iii)   incur or enter into any agreement, contract or other commitment or arrangement requiring such party or any of its subsidiaries to make payments in excess of $50,000 in any individual case, or $100,000 in the aggregate;

(v) engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Sale or any of the other transactions contemplated by this Agreement; or

(vi)   agree in writing or otherwise to take any of the actions described in Section 6.1(b)(i)  through Section 6.1(b)(v) , inclusive.

(c) Notwithstanding anything contained in this Article VI , it is expressly agreed and understood that any action which might other fall within the description of Section 6.1(a) or 6.1(b), but which could not be reasonably expected to materially affect the business, operations or value of such party, shall not be prohibited by Article VI ; provided, however, that prompt notice of any such actions shall be provided by the party taking such action to the other.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Information Statement. As promptly as practicable after the execution of this Agreement, Seller shall take all action necessary in accordance with Nevada Law, its Articles of Incorporation and Bylaws and the Exchange Act to solicit a majority of the stockholders of Seller to act by written consent to approve this Agreement and the Sale. Thereafter, Seller shall as promptly as practicable prepare and file with the SEC an information statement to be delivered to the stockholders of Seller in connection with the Sale (the “Information Statement”).  Buyer shall promptly provide to Seller all information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with Seller’s counsel and auditors in the preparation of the Information Statement.  Seller shall respond to any comments of the SEC, and shall use its commercially reasonable efforts to have the Information Statement cleared by the SEC as promptly as practicable after such filing. Seller shall cause the Information Statement to be mailed to its stockholders at the earliest practicable time after it is cleared by the SEC.  As promptly as practicable after the date of this Agreement, each of Seller and Buyer shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign, state “blue sky” or related laws relating to the Sale and the transactions contemplated by this Agreement (the “Other Filings”).  Seller shall promptly supply upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Information Statement or any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Information Statement, the Sale or any Other Filing. Each of Seller and Buyer shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 7.1(a)  to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement or any Other Filing, Seller or Buyer, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of Seller and Buyer, such amendment or supplement.

7.2 Access to Information.  During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing Date, each of Buyer and Seller shall afford the other and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Buyer or Seller, as applicable, to obtain all information concerning the business of such company, including, without limitation, the status of its product development efforts, properties, results of operations and personnel, as Buyer or Seller may reasonably request.   No information or knowledge obtained by Buyer or Seller during the course of any investigation conducted pursuant to this Section 7.5 shall affect, or be deemed to modify in any respect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Sale contained herein.

7.3 No Solicitation.

(a) During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Closing Date, Seller and its subsidiaries shall not, nor will they authorize any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 7.3(b) hereof), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to the terms of Section 7.3(c) hereof, approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the adoption and approval of this Agreement and the approval of the Sale by the requisite vote of the stockholders of Seller, the terms of this Section 7.3(a) shall not prohibit Seller from furnishing information regarding Seller or any of its subsidiaries to, or entering into a confidentiality agreement or discussions or negotiations with, any person or group in response to a Superior Offer (as defined below) submitted by such person or group (and not withdrawn) if (1) neither Seller nor any representative of Seller and its subsidiaries shall have violated any of the restrictions set forth in this Section 7.3, (2) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Seller to comply with its fiduciary obligations to Seller’s stockholders under Nevada Law, (3) (x) at least five (5) business days prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, Seller gives Buyer written notice of the identity of such person or group and of Seller’s intention to furnish information to, or enter into discussions or negotiations with, such person or group and (y) Seller receives from such person or group an executed confidentiality agreement, and (4) contemporaneously with furnishing any such information to such person or group, Seller furnishes such information to Buyer (to the extent such information has not been previously furnished by Seller to Buyer). Seller and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the parties hereto understood and agree that any violation of the restrictions set forth in this Section 7.3(a) by any officer, director or employee of Seller or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Seller or any of its subsidiaries shall be deemed to be a breach of this Section 7.3 (a) by Seller.  In addition to the foregoing, Seller shall (i) provide Buyer with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of the Board of Directors of Seller, but in no event less than twelve (12) hours) of any meeting of the Board of Directors of Seller at which the Board of Directors of Seller is reasonably expected to consider a Superior Offer, and (ii) provide Buyer with at least five (5) business days prior written notice (or such lesser prior notice as provided to the members of the Board of Directors of Seller) of a meeting of the Board of Directors of Seller at which the Board of Directors of Seller is reasonably expected to recommend a Superior Offer to the stockholders of Seller and together with such notice a copy of the definitive documentation relating to such Superior Offer.

(b)  For all purposes of and under this Agreement, the term “Acquisition Proposal” shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving (i) any acquisition or purchase from Seller by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than a twenty-five percent (25%) interest in the total outstanding voting securities of Seller or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning five percent (5%) or more of the total outstanding voting securities of Seller or any of its subsidiaries, or any Sale, consolidation, business combination or similar transaction involving Seller pursuant to which the stockholders of Seller immediately preceding such transaction would hold less than ninety five percent (95%) of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than five percent (5%) of the assets of Seller; or (iii) any liquidation or dissolution of Seller.

(c)   For all purposes of and under this Agreement, the term “Superior Offer” shall mean an unsolicited bona fide written Acquisition Proposal (with all references to 25% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Board of Directors of Seller determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by Buyer to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to the Seller’s stockholders than the transactions contemplated by this Agreement.

(d) In addition to the obligations of Seller set forth in Section 7.3(a) hereof, Seller shall advise Buyer, as promptly as practicable, and in any event within twenty-four (24) hours, orally, of (i) any request for information which Seller reasonably believes could lead to an Acquisition Proposal or, (ii) any Acquisition Proposal, or (iii) any inquiry with respect to or which Seller reasonably should believe could lead to any Acquisition Proposal, the (iv) material terms and conditions of any such request, Acquisition Proposal or inquiry, and (v)  the identity of the person or group making any such request, Acquisition Proposal or inquiry.  Seller shall keep Buyer informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

7.4 Reporting Company Status.  So long as the Seller beneficially owns the Buyer Common Stock, Buyer shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and Buyer shall not terminate its status as an issuer required to file reports under the Exchange Act even if the rules and regulations thereunder would permit such termination.

7.5 Public Disclosure.  Buyer and Seller shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement, the Sale or an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange.  The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.

7.6 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Sale and the other transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties which may be required or desirable as a result of, or in connection with, the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional certificates, instruments and other documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, each of Buyer and Seller and its respective Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Sale, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Sale and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Sale, this Agreement and the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Buyer or Seller or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(b) Seller shall give prompt notice to Buyer upon becoming aware that any representation or warranty made by Seller in this Agreement has become untrue or inaccurate, or that Seller has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 8.3(a)  or Section 8.3(b)  hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Seller, or the conditions to the obligations of the parties under this Agreement.

(c) Buyer shall give prompt notice to Seller upon becoming aware that any representation or warranty made by Buyer in this Agreement has become untrue or inaccurate, or that Buyer has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 8.2(a)  or Section 8.2(b)  hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Buyer, or the conditions to the obligations of the parties under this Agreement.

7.7 Third Party Consents.  As soon as practicable following the date hereof, Buyer and Seller shall each use its respective commercially reasonable best efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries’ respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

7.8 Waiver of Non-compete Provisions. Seller agrees to waive the non-competition provisions set forth in the employment agreements between Seller and Gaston Pereira and Andrey Novikov, respectively, to permit them to accept employment positions with the Buyer.

7.9 Piggyback Registration. Buyer shall include 1,000,000 shares of the Buyer Common Stock issuable to Seller hereunder (the “Registrable Securities”) in the next registration statement it files with the Securities and Exchange Commission, use its commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended (the “1933 Act”), as promptly as possible after the filing thereof, and to keep such registration statement continuously effective under the 1933 Act until the earlier of: (x) such date as all Registrable Securities covered by such Registration Statement have been sold or (y) one year after the date of the Closing.

ARTICLE VIII

CONDITIONS TO THE SALE

8.1 Conditions to Obligations of Each Party to Effect the Sale.  The respective obligations of each party to this Agreement to effect the Sale shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly approved and adopted, and the Sale shall have been duly approved, by the requisite vote under Nevada Law, by the stockholders of Seller.

(b) Information Statement Cleared.  Seller shall have cleared all comments from the SEC with respect to the Information Statement, the Information Statement shall have been mailed by Seller to its stockholders, and in accordance with the Exchange Act, twenty (20) days shall have elapsed since such mailing date. All Other Filings shall have been approved or declared effective and no stop order shall have been issued and no proceeding shall have been initiated to revoke any such approval or effectiveness.

(c) No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Sale illegal or otherwise prohibiting consummation of the Sale.

8.2 Additional Conditions to Obligations of Seller.  The obligation of Seller to consummate and effect the Sale shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a) Representations and Warranties.  Each representation and warranty of Buyer contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects as of such particular date; provided, however, that in all cases where a representation or warranty contains a materiality or Material Adverse Effect qualifier, such representation or warranty shall be true and correct in all respects as of the dates set forth above. Seller shall have received a certificate with respect to the foregoing signed on behalf of Buyer by duly authorized officer thereof.

(b) Agreements and Covenants.  Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by a duly authorized officer thereof.

(c) Material Adverse Effect.  No Material Adverse Effect with respect to Buyer and its subsidiaries shall have occurred since the date of this Agreement.

8.3 Additional Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate and effect the Sale shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. Each representation and warranty of Seller contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects as of such particular date; provided, however, that in all cases where a representation or warranty contains a materiality or Material Adverse Effect qualifier, such representation or warranty shall be true and correct in all respects as of the dates set forth above.  Buyer shall have received a certificate with respect to the foregoing signed on behalf of Seller by a duly authorized officer thereof.

(b) Agreements and Covenants.  Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of Seller by a duly authorized officer thereof.

(c) Material Adverse Effect.  No Material Adverse Effect with respect to Seller and its subsidiaries shall have occurred since the date of this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date, whether before or after the requisite approval of the stockholders of Seller has been obtained in respect of this Agreement and the Sale:

(a) by mutual written consent of Buyer and Seller, duly authorized by the respective Boards of Directors of Buyer and Seller;

(b) by either Buyer or Seller if the Sale shall not have been consummated by the date that is six (6) months following the date of this Agreement for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Sale to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement;

(c) by either Buyer or Seller if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Sale, which order, decree, ruling or other action is final and nonappealable;

(d) by either Buyer or Seller if the requisite approval of the stockholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Seller, duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Seller in the event that the failure to obtain the requisite approval of the stockholders of Seller shall have been caused by the action or failure to act of Seller, and such action or failure to act constitutes a breach of Section 8.1 of this Agreement;

(e) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer through the exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement under this Section 9.1(e) for fifteen (15) calendar days following the delivery of written notice from Seller to Buyer of such breach, provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.1(e) if such breach by Buyer is cured during such thirty (30) calendar day period);

(f) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 9.1(f) for fifteen (15) calendar days following the delivery of written notice from Buyer to Seller of such breach, provided Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(f) if such breach by Seller is cured during such thirty (30) calendar day period); or

(g) by Buyer if a Material Adverse Effect with respect to the Company or its subsidiaries shall have occurred since the date of this Agreement; provided, however, that if such Material Adverse Effect with respect to the Company or its subsidiaries is curable by Seller through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 9.1(g) for fifteen (15) calendar days following the occurrence of such Material Adverse Effect, provided Seller continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(g) if such Material Adverse Effect is cured during such thirty (30) calendar day period.

(h) by Seller if a Material Adverse Effect with respect to the Buyer shall have occurred since the date of this Agreement; provided, however, that if such Material Adverse Effect with respect to the Buyer is curable by Buyer through the exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement under this Section 9.1(h) for fifteen (15) calendar days following the occurrence of such Material Adverse Effect, provided Buyer continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.1(h) if such Material Adverse Effect is cured during such thirty (30) calendar day period.

(i)  by Seller, at any time, if (i) Seller has received a Superior Offer and (ii) Seller has complied with its obligations under Section 7.3(a) in order to accept such Superior Offer.

9.2 Notice of Termination; Effect of Termination.  Any termination of this Agreement pursuant to Section 9.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto.  In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 9.2, and as set forth in Section 9.3 and Article X (General Provisions) hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from any liability for any willful breach of this Agreement.

9.3 Fees and Expenses.  Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Sale is consummated.

9.4 Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing, signed on behalf of each of the parties hereto by a duly authorized officer thereof.

9.5 Extension; Waiver.  At any time prior to the Closing Date, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

INDEMNIFICATION

10.1  Indemnification.

(a)  By Seller.  Subject to the other terms and conditions of this Article X, Seller shall indemnify and hold harmless Buyer and its officers, directors and stockholders (each an “Buyer Indemnified Party”), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) suffered by such Buyer Indemnified Party resulting from or arising out of any: (i) inaccuracy in or breach of any of the representations or warranties made by Seller in this Agreement; or (ii) breach or nonfulfillment of any covenants or agreements made by Seller in this Agreement.

(b)  By Buyer.  Subject to the other terms and conditions of this Article X, Buyer shall indemnify and hold harmless Seller and its officers, directors and stockholders (each an “Seller Indemnified Party”), from and against any and all Claims suffered by such Seller Indemnified Party resulting from or arising out of any: (i) inaccuracy in or breach of any of the representations or warranties made by Buyer in this Agreement; or (ii) breach or nonfulfillment of any covenants or agreements made by Buyer in this Agreement.

10.2  Indemnification Procedures for Third-Party Claims.  In making a claim under this Article X, the party making a claim is referred to as the “Indemnified Party,” and the party against whom such claims are asserted is referred to as the “Indemnifying Party.”.

(a)  Upon obtaining knowledge of any Claim by a third party that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give prompt written notice (“Notice of Claim”) of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 10.2 hereof, no failure or delay by an Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any Claims for which the Indemnified Party is entitled to indemnification hereunder.

(b)  If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 10.2(a) hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) Business Days after the date on which the Notice of Claim is delivered to notify the Indemnified Party in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Indemnifying Party elects to defend such third party claim or demand the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at the Indemnified Party’s expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel. If the Indemnifying Party does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim or demand; provided, however, that: (i) such Indemnified Party shall not have any obligation to participate in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party’s defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Article X; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c)  Except for third party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations under this Article X in respect of a valid claim for indemnification hereunder that is not contested by the Indemnified Party in good faith by wire transfer of immediately available funds to the Indemnified Party within thirty (30) days after the date on which Notice of Claim is delivered to the Indemnified Party.

10.3  Indemnification Procedures for Non-Third Party Claims.  In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail and shall cooperate with, answers questions and make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Party have been actually prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party dispute such claim, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article X and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to a court of law.

10.4  Damages.  Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for any consequential, indirect, exemplary or punitive damages.

ARTICLE XI

GENERAL PROVISIONS

11.1 Representations and Warranties.  The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for a period of two (2) years.

11.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Buyer, to:

VIVI HOLDINGS, INC.

Attn: Lucas Sodre

951 Yamato Road, Suite 101

Boca Raton, FL 33432

Email: lucas.sodre@vivitech.com.br

With a copy, which shall not constitute notice, to:

(b) if to Seller, to:

QPAGOS

Attn: Andrey Novikov, COO

Paseo del la Reforma 404 Piso 15 PH
Col. Juarez, Del. Cuauhtemoc
Mexico, D.F. C.P.

Email: a.novikov@qpagos.com

With a copy, which shall not constitute notice, to:

Gracin & Marlow, LLP

Leslie Marlow, Esq.

405 Lexington Avenue, 26th Floor

New York, New York 10174

Email:lmarlow@gracinmarlow.com

11.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to exhibits, such reference shall be to an exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b) For purposes of this Agreement the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter or knowledge that such individual could reasonably be expected to obtain upon reasonable investigation or inquiry into such matter.

(c) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole.  For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

11.4 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.5 Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Seller Disclosure Letter and the Buyer Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) are not intended to confer upon any other person any rights or remedies hereunder.

11.6 Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.8 Governing Law.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware.  Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.2.

11.9 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11 WAIVER OF JURY TRIAL.  EACH OF BUYER AND SELLER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF BUYER OR SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[ Remainder of Page Intentionally Left Blank ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER :

QPAGOS

By:	/s/ Gaston Pereira
Name: Gaston Pereira
Title: CEO

BUYER :
VIVI HOLDINGS, INC.

By:	/s/ Marcelo Sant’Anna
Name: Marcelo Sant’Anna
Title: Chairman

Annex D

Fairness Opinion of ValuCorp., Inc.

www.valucorp.com

7047 East Greenway Parkway	Telephone (480) 361-8655
Suite 250, Scottsdale, Arizona 85254	Mobile (602) 882-2486
mgilburd@valucorp.com	Facsimile (602) 391-2992

August 4, 2019

Re: Fairness Opinion

Members of the Board of Directors

QPAGOS

Attn: Gaston Pereira, Chairman

Paseo del la Reforma 404 Piso 15 PH

Col. Juarez, Del. Cuauhtemoc

Mexico, D.F. C.P.

Members of the Board of Directors:

Fairness Opinion. At your request, ValuCorp, Inc. (“ValuCorp”) has been engaged in connection with a proposed transaction (the “Proposed Transaction”) between QPAGOS, a Nevada corporation (the “Seller”) and Vivi Holdings, Inc., a Delaware corporation (the “Buyer”). to render an opinion regarding the fairness from a financial point of view (the “Fairness Opinion” letter) regarding the Proposed Transaction. QPAGOS and VIVI HOLDINGS may be referred to herein individually as a “Party”, or, collectively, as the “Parties”. Rendering the Fairness Opinion is based on the closing of the Proposed Transaction (the “Closing”) on or before July 31, 2019.

The Proposed Transaction. The Seller owns one hundred percent (100%) of the outstanding common stock, $.001 par value (the “Shares”), of QPAGOS Corporation, a Delaware corporation (the “Company”), and the Buyer shall purchase from the Seller all rights of the Seller in and to the Shares (the “Sale”), free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description. The Company operates the Seller’s business operations in Mexico. The Seller will be retaining its U.S. operations.

In consideration for the Shares the Buyer shall issue to the Seller (or its designees) an aggregate of Two Million Two Hundred Fifty Thousand (2,250,000) fully paid and non-assessable shares of its common stock, $.001 par value (the “Buyer Common Stock”). Nine percent (9%) of the Buyer Common Stock shall be allocated to the following designees, Gaston Pereira (5%), Andrey Novikov (2.5%), Joseph Abrams (1%). Buyer shall include 1,000,000 shares of the Buyer Common Stock issuable to Seller hereunder (the “Registrable Securities”) in the next registration statement it files with the Securities and Exchange Commission, use its commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended (the “1933 Act”), as promptly as possible after the filing thereof, and to keep such registration statement continuously effective under the 1933 Act until the earlier of: (x) such date as all Registrable Securities covered by such Registration Statement have been sold or (y) one year after the date of the Closing.

Capitalization of the Seller

The authorized capital stock of the Seller consists of 149,211,940 shares of common stock, $.001 par value, and ten million (10,000,000) shares of preferred stock, $.001 par value, of which only the Shares are issued and outstanding.

Capitalization of Buyer

(a) The authorized capital stock of Buyer consists of 480,000,000 shares of Buyer Common Stock and 20,000,000 shares of Preferred Stock, including 1,000 shares of Series A Preferred Stock and 10,000 shares of Series B Preferred Stock. As of the close of business on the date hereof, (i) 94,482.839 shares of Buyer Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Buyer Common Stock were held in treasury by Buyer or by any subsidiaries of Buyer, (iii) {disclose outstanding options and warrants}. As of the date hereof, 1,000 shares of Buyer Series A Preferred Stock and no shares of Series B Preferred Stock were issued or outstanding.

(b) The Company sold common stock to an investor for cash in October 2016 and July 2018 at $7.50 per share. The Company considered these transactions along with shares sold for cash and determined that the cash-based transactions were the most readily determinable value.

(c) Except for securities that Buyer owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of Buyer that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially impact Buyer’s control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Buyer, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

The Parties to the Proposed Transaction

QPAGOS, a Nevada corporation, delivers state-of-the-art digital payment services to consumers and service providers in Mexico where 60% of the adult population does not have a bank account and where 80% of personal payments are made in cash. It operates a proprietary network of self-service kiosks, point-of-sale terminals, and mobile apps that provide more convenient payment alternatives for consumers and more efficient billing for service providers. Over 110 service payments are accepted through the QPAGOS network which included mobile operators like AT&T, TELCEL and MOVISTAR, cable operators like SKY and DISH Network, national housing lender INFONAVIT, and government bureaus like State of Queretaro, State of Mexico, Mexico City and many others. The network allows consumers to deposit cash and easily pay bills, add mobile minutes, purchase transportation tickets, shop online, pay taxes, pay insurance premiums, transfer funds to friends, pay credit installments, plus a host of other services.

ViVi Holdings, Inc. a Delaware corporation, is a technology company, that provides information technology (“IT”) consulting services and a virtual and electronic payment processing platform in Brazil. In 2016 and 2017, Vivi focused on developing its ViViPay platform and did not have any operations. Vivi began generating revenues in 2018 by providing outside IT consulting services to businesses and organizations through its ViViTECH business (“ViviTech”). However, Vivi believes that its principal business and growth opportunities in the future will arise from its virtual and electronic payment processing platform that was developed to serve underserved communities in Brazil, known as ViViPay (“ViviPay”). During the past 24 months, Vivi has invested significant capital and internal resources in the development of ViviPay. The ViviPay platform is centered around its proprietary ViViWALLET application (“ViviWallet”) and helps consumers and businesses process payment transactions and manage their payments efficiently. Vivi also offers prepaid cards which its users can fund using money transfers from the ViviWallet. Vivi launched the ViviWallet and the associated prepaid cards in the fourth quarter 2018. Vivi’s current ViviPay and ViviTech customers are located primarily in Brazil. From its inception through December 31, 2018, Vivi generated virtually all its revenue from IT service agreements with its ViviTech customers. However, with the launch of its initial ViviPay products at the end of 2018, Vivi has slowly started earning revenues by charging its ViviPay customers recurring monthly fees and transaction fees associated with the use of its ViviWallet or prepaid cards. Depending on the nature of the transaction, transaction fees can be either fixed or based on a percentage of the transaction. Vivi expects that revenues from its ViviPay products will grow and constitute a higher percentage of its consolidated revenues moving forward.

Operations Post Proposed Transaction

The Parties plan to continue to work on various initiatives after the closing of the Proposed Transaction. See, Exhibit A.

Our Analysis

In connection with our analysis of the Proposed Transaction and in arriving at our opinion described below, we have reviewed business information, agreements and financial information relating to the Company, and a series of financial transactions, specifically including but not limited to the following:

(1)	The draft Stock Purchase Agreement – as of July 27, 2019 (which, for purposes of this opinion we have assumed, with your permission to be identical in all material respects to the document to be executed);
(2)	Certain financial and other information about the Parties that was publicly available;

(3)	Discussions with senior management of the Parties concerning historical and current operations, financial conditions and prospects, including recent financial performance;
(4)	Information furnished to us by the Parties’ management, including certain internal financial analyses, budgets, reports and other information;
(5)	Discounted cash flow analysis for each of the Parties – See, Exhibits B and C;
(6)	Recent share trading price history of QPAGOS;
(7)	The premiums paid in selected venture capital transactions – See, Exhibit D;
(8)	The market capitalization of publicly traded companies that we deemed comparable in certain respects to the Parties – See, Exhibits E;
(9)	The recent private transactions of VIVI HOLDINGS INC;
(10)	The Valuation Model of the Shares of VIVI HOLDINGS prepared by its management;
(11)	VIVI HOLDINGS, INC. – Form 10 as of September 30, 2018;
(12)	VIVI HOLDINGS, INC. – Form 10 as of December 31, 2018;
(13)	VIVI HOLDINGS, INC. – Business Plan as of June 2019;
(14)	QPAGOS Form 10-k – December 31, 2018;
(15)	QPAGOS Financial Report – March 31, 2019;
(16)	QPAGOS Form 8-k – June 12, 2019; and
(17)	QPAGOS Business Plan (Accretive Strategic Opportunity – VIVI & QPAGOS, June 27, 2019).

We have conducted such other quantitative reviews, analyses and inquiries relating to the Parties and the Proposed Transaction as we considered appropriate in rendering this opinion.

Scope of Work

In our review and analysis and in rendering this opinion:

(a)	We have assumed and relied upon financial and other information that was provided to us by the Parties or that was publicly available to us,
(b)	This opinion is expressly conditioned upon such information whether written or oral being complete, accurate and fair in all respects material to our analysis.
(c)	We have relied upon the assurance of management of the Parties that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect.
(d)	Our analyses were based, among other things, on the financial projections of each of the Parties (the “Financial Projections”) furnished to us by senior management of the Parties. With respect to the Financial Projections, we note that projecting future results of any company is inherently subject to uncertainty. We express no opinion as to the Financial Projections or the assumptions on which they are based. In addition, in rendering this opinion, we have assumed that the Financial Projections have been reasonably prepared by management and reflect management’s best currently available estimates and good faith judgment of the future competitive, operating and regulatory environment and related financial performance of each of the Parties, and that the Financial Projections and the assumptions derived therefrom provide a reasonable basis for our opinion. Although the Financial Projections did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to the Financial Projections could affect the opinion rendered herein.
(e)	We have assumed that:

(i)	In all respects material to our analysis that the representations and warranties of each Party contained in the proposed Stock Purchase Agreement are true and correct, that each Party will perform all of the covenants and agreements required to be performed by it under the definitive Stock Purchase Agreement and that all conditions to the consummation of the Proposed Transaction will be satisfied without waiver thereof which would affect the amount or timing of receipt of the Consideration;
(ii)	There is not now, and there will not as a result of the consummation of the Proposed Transaction be any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Parties are a participant; and
(iii)	All material assets and liabilities (contingent or otherwise, known or unknown) of the Parties were as set forth in the consolidated financial statements provided to us by the Parties as of the respective dates of such financial statements.

However,

(a)	We have not assumed any responsibility for independently investigating or verifying the accuracy, completeness, and fair presentation of the financial and other information provided to us.
(b)	We did not prepare, obtain or receive any independent valuation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of the Parties, nor have we been furnished with any such valuations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such valuations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof.
(c)	We have made no independent investigation of any legal or accounting matters affecting the Parties, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Parties and their Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and Proposed Transactions contemplated by the Proposed Transaction to the Parties and their stockholders.
(d)	We were not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspects of the Proposed Transaction, or to provide services other than the delivery of this opinion.
(e)	We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative Proposed Transaction.
(f)	We did not participate in negotiations with respect to the terms of the Proposed Transaction. Consequently, we have assumed that such terms are the most beneficial terms from each Party’s perspective that could under the circumstances be negotiated among the Parties to the Proposed Transaction.

It is understood that our opinion:

(a)	Is solely for the use and benefit of the Board of Directors of QPAGOS in its consideration of the Proposed Transaction, and our opinion does not address the relative merits of the Proposed Transaction contemplated by the Stock Purchase Agreement as compared to any alternative transactions that might be available to the Parties, nor does it address the underlying business decision by either Party to engage in the Proposed Transaction or the terms of the Proposed Transaction or the documents referred to therein.

(b)	Does not constitute a recommendation as to how any holder of Shares should vote or act on any matter relevant to the Proposed Transaction (including without limitation, whether to tender Shares in connection with the Offer).
(c)	May not be used or referred to by either Party or quoted or disclosed to any person in any matter, without our prior written consent. Notwithstanding the foregoing, if required by law, our opinion may be included in a Party’s proxy statement or similar disclosure document with respect to the Proposed Transaction; provided that it is reproduced in full, and that any summary of, or other description of, the opinion in such proxy statement or other disclosure document, or other reference to ValuCorp or its opinion, will be acceptable to ValuCorp and its counsel in their sole discretion.
(d)	Speaks only as of the date hereof and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

ValuCorp Qualifications. ValuCorp provides business valuations, intangible property appraisals, and fairness opinions by fully licensed Accredited Senior Appraisers of the American Society of Appraisers that meet all federal guidelines stipulated by USPAP and the Code of Professional Ethics and Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board (ASB). ValuCorp senior level management has Valuation and Transactional experience with small to medium-size enterprises as well as Fortune 100 companies. Our professional credentials include Senior Member of the American Society of Appraisers (ASA), Juris Doctor (non-practicing JD), Certified Public Accountant (non-practicing CPA), Master of Science in Taxation (MST), and Master of Business Administration (MBA). All valuations are prepared under the supervision of and signed by Michael S. Gilburd, President of ValuCorp. Since November 1999, Michael Gilburd has been the President of ValuCorp, personally specializing in business valuations and related financial advisory services. He served as Managing Director of Corporate Finance for two American Express companies, as National Director of Corporate Finance and a member of the International Corporate Finance Committee for BDO USA, and as an Internal Revenue Agent, Manhattan District, New York. Mr. Gilburd has been licensed as a Certified Public Accountant in New York and Massachusetts, FINRA as a General Securities Principal (Series 7, 24, 63) and the SEC as a Registered Investment Advisor (Series 65 – RIA). He currently is an Accredited Senior Appraiser (ASA – Business Valuation Specialty, 1989 – with Reaccreditation through April 16, 2023). He received a Master of Science in Taxation (MST) a Bachelor of Science degree in Accounting.

ValuCorp professionals have the expertise and competency to opine on the value of the Subject Interest, based on credentials, education and experience in valuing companies and assets in the same industry, for a variety of different purposes, of both valuing 100% of the equity, and appraisals of minority interests for a variety of different uses, including estate tax and other reporting purposes, together with identification of the extent to which Subject Interests contain elements of marketability and/or liquidity and of ownership control. This includes reports rendered to and accepted by:

●	The U.S. Securities and Exchange Commission
●	The U.S. Department of Labor
●	The U.S. Treasury Department, Internal Revenue Services, as a “qualified appraiser” as defined under I.R.S. Treasury Regulation 1.170A-13(c)(3), i.e., ValuCorp is a “qualified appraisal firm” and Michael S. Gilburd is a “qualified appraiser.”
●	The U.S. Bankruptcy Court
●	The U.S. Small Business Administration lenders
●	The Superior Court for the State of Arizona

Conclusion

We considered the price and quantity of the exchange of Shares pursuant to the terms and conditions of the Proposed Transaction. Our Fairness Opinion is based upon the information and procedures provided to and undertaken by us, as to (1) the approximate value to the consideration (the “Shares”), and (2) whether the Proposed Transaction is fair from a financial point of view.

ValuCorp’s methodology included the following process

1.	The first step in determining the fairness of a transaction from a financial point view is to calculate the Enterprise Value of each company, with the goal to determine the per share value. The per share value is then multiplied to determine the transaction value, and whether it is fair to the Qpagos shareholders.

2.	For VIVI, a private company, Enterprise Value of $641,750,838 was calculated by considering and weighting seven valuation methods of $708,621,293 based on Precedent Transactions.

3.	For QPAGOS, a public company, Enterprise Value was calculated based on multiplied the closing price by the number of issued and outstanding shares, for the opening price as of Friday, June 28, 2019.

The following range is based on the approaches and methods of valuation set forth in the following Exhibits, as of June 30, 2019 summarized as follows:

	VIVI		QPAGOS
	Calculation of Value (a)	Precedent Transactions (b)	DCF (a)	Market Transactions
Enterprise Value	$641,750,838	$708,621,293	$16,702,616	$880,350
Market Capitalization	n/a	n/a	$16,702,616	$880,350
Shares Outstanding	94,482,839	94,482,839	149,211,940	149,211,940
Per share enterprise	$6.7922	$7.5000	$0.1119	$0.0059
Per share paid (including paid-in capital)		$1.5434		$0.1068
Per share market	$6.7922	$7.5000	$0.1119	$0.0059
Transaction Shares	2,250,000	2,250,000
Percentage ownership	2.38%	2.38%
Value to QPAGOS shareholders			$15,282,557	$16,875,000
Value to QPAGOS shareholders - per share			$0.1024	$0.1131

(a)	Market value based on applying seven valuation methods
(b)	Precedent transactions by VIVI
(c)	Discounted Cash Flow

Based on our analysis, we have determined that the Proposed Transaction is fair to the shareholders of QPAGOS from a financial point of view.

Respectfully submitted,

ValuCorp, Inc.

/s/ Michael S. Gilburd, ASA, MST,
CPA (NYS- Inactive)
Michael S. Gilburd, President

EXHIBIT A

Post-transaction business lines will be as follows:

QPAGOS	VIVI
● Payment gateway with more than 150 services, including prepaid mobile airtime, utilities, government payments, transportation, national lottery, etc.	● Mexico Bill Pay capability in-country and for US Mexican community through ViVi Pay Wallets in each country.
QPAGO's portfolio of B2B services with white label digital account/wallet.	● Digital accounts and wallet.
● Mexico presence for US to Mexico cross-border payments including $30+ billion money transfer.	● ViviPay electronic and virtual payment system centered around a proprietary ViviWallet application that helps consumers and businesses process payment transactions and manage their payments efficiently.
● Electronic Payments Solutions Provider with emphasis on self-service kiosks, but with POS, Mobile Apps and PC enabled capabilities.	● ViviWallet mobile application will hold users’ cash to process a variety of consumer transactions on a fee basis (in development)
● Servicing over 700 kiosks in Mexico plus major participant in “wholesale” electronic payments market.	● Users deposit cash into their ViviWallet through multiple sources including bank transfers, P2P transfers, and cash deposits through agreements with convenience stores, retailers, banks and self-service kiosks.
● Supplier of leading-edge self-service kiosks to Mexico’s financial, retail, government and transportation sectors.	● ViviTech consulting helps clients manage their IT environments so that they can improve business outcomes and transform operations.
● Proprietary technology through 10-year renewable license from Janor Enterprises Limited.	● Offers a diverse array of services that include core business consulting, enterprise project management, information technology services and outsourcing, development and operations services, blockchain and cloud services, advance integration services, web development and automation services, and strategic development services, among others.
● Won Banco Azteca (BAZ) Request for Proposal for 500 kiosks, October 2018; still pending purchase order. Could result in 1,000 additional kiosks in 2020.	● Expects monthly users of VIVIWallets to be in excess of 10 million by FYE 2020 in Brazil; in the US, the range of 500,000 to 3 million depending on many factors.

Post-transaction the Parties plan to work together, coupling ViVi Pay wallet with QPAGOS ecosystem and market experience

● Broad addressable market to include hundreds of medium and small financial institutions
● Offerings beyond self-service kiosks and payment gateway, into the growing Fintech ecosystem, in particular mobile payments
● Profitable value proposition to existing B2B addressable market.
● Footprint for future new services such as intra-Mexico and US to Mexico x-border money transfers and bill payment.
● In-place management team and organization and establishes foundation to launch ViVi branded products